As filed with the Securities and Exchange Commission on July 11, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FLO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	7370	20-8651669
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

14000 Thunderbolt Place, Building R,

Chantilly, Virginia 20151

(724) 925-8383

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William M. Lutz

FLO Corporation

14000 Thunderbolt Place, Building R,

Chantilly, Virginia 20151

(724) 925-8383

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

W. Michael Hutchings, Esq.

Byron W. Dailey, Esq.

DLA Piper US LLP

701 Fifth Avenue, Suite 7000

Seattle, Washington 98104

(206) 839-4800

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	29,913,288	$0.23	$6,880,056.24	$270.39

(1)	Consists of shares of the registrant’s common stock issuable upon the exercise of certain outstanding warrants to purchase shares of the registrant’s common stock. In accordance with Rule 416 promulgated under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock on July 8, 2008, as reported on the OTC Bulletin Board.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION, DATED JULY 11, 2008

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

29,913,288 Shares

Registered Traveler Solutions

FLO Corporation

Common Stock

This prospectus relates to the resale, by the selling stockholders identified in this prospectus, of up to 29,913,288 shares of common stock that we may issue to the selling stockholders upon their exercise of warrants. We issued the warrants to the selling stockholders in April and May 2008 in connection with (i) a private placement to accredited investors in which we issued approximately $7.1 million in principal amount of our 12% senior convertible notes due 2010 together with warrants to purchase up to 16,053,592 shares of our common stock, and (ii) an exchange of all of our previously outstanding shares of Series A preferred stock for shares of Series B preferred stock or common stock together with warrants to purchase up to 14,203,224 shares of our common stock.

After we issue shares of common stock included in this prospectus pursuant to a selling stockholder’s exercise of the warrant pursuant to which the shares are issuable, that selling stockholder may offer and resell from time to time such shares for its own account, at prevailing market prices or pursuant to negotiated transactions. We will not receive any of the proceeds from any sale of these shares, but we will receive the exercise price of the warrants if the warrants are exercised for cash. We will bear all expenses of registration incurred in connection with this offering, but selling stockholders will bear all selling and other expenses.

Our common stock is quoted on the OTC Bulletin Board, or OTCBB, under the symbol “FLRP.” On July 8, 2008, the last sale price of our common stock as reported on the OTCBB was $0.20 per share.

Investing in our common stock is highly speculative and involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 6 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 11, 2008.

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information or to make representations not contained in this prospectus. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained in this prospectus is correct as of any time after the date of this prospectus.

SUMMARY

This summary highlights selected information from this prospectus and the documents incorporated by reference into this prospectus. This summary may not contain all of the information that may be important to you. Please carefully read the entire prospectus, including the information under the heading “Risk Factors” and our financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

FLO CORPORATION

Overview

We offer a comprehensive solution for the Registered Traveler program, which is administered by the TSA. The Registered Traveler program is designed to identify air passengers who pose a minimal security risk and then to provide those passengers with access to faster and simpler processing at airport security checkpoints.

Our solution is designed to provide Registered Traveler program enrollment services, credentialing of TSA-approved registered travelers through the issuance of a proprietary smart card, and registered traveler authentication services at security checkpoints. The smart cards we issue to registered travelers are designed to be both secure and interoperable with Registered Traveler authentication stations deployed by other TSA-approved service providers. As a result, registered travelers who enroll with us are able to use our smart cards at any airport participating in the Registered Traveler program. In addition, we expect to add other benefits to our smart card, such as building and venue access and stored-value transactions (in which the card would store information about funds that have been pre-paid to it).

Formation and History of Our Company

Background

We were formed in March 2007, as a wholly-owned subsidiary of Saflink (now known as IdentiPHI, Inc.), to focus on providing solutions for the Registered Traveler program. In April 2007, we acquired all of Saflink’s Registered Traveler assets and certain liabilities related to its Registered Traveler business. Since our formation, we have raised an aggregate of approximately $19.9 million in various private placements of our equity and debt securities. We have been an SEC reporting company since we registered our common stock under the Securities Exchange Act of 1934, in December 2007. In January 2008, by which time Saflink was a minority holder of our capital stock, Saflink spun off all of its shares of our common stock to its public stockholders. In May 2008, we acquired Unisys’s Registered Traveler solution known as “rtGO” and assumed operations of the Registered Traveler program at Reno/Tahoe International Airport (RNO).

Acquisition of rtGO Registered Traveler Solution and Other Agreements with Unisys

On May 8, 2008, we acquired certain assets related to Unisys’s rtGO Registered Traveler business for $5.25 million, consisting of $4.25 million in cash and a promissory note for $1.0 million. The assets we acquired include enrollment and verification kiosks and related equipment, intellectual property, prepaid rtGO memberships, and the designation and certification of Unisys’s Registered Traveler technology under the Support Anti-terrorism by Fostering Effective Technologies Act of 2002, or the SAFETY Act. We also entered into certain licenses and services and other agreements with Unisys and assumed certain contracts used in Unisys’s rtGO Registered Traveler business, including Unisys’s agreement to be a Registered Traveler service provider at Reno/Tahoe International Airport (RNO).

The Registered Traveler Program

The Registered Traveler program is designed to provide expedited security screening for passengers who volunteer to undergo a TSA-conducted security threat assessment in order to confirm that they do not pose or are not suspected of posing a threat to transportation or national security. The Registered Traveler program is offered by the private sector with the TSA largely playing a facilitating role. The TSA is responsible for setting program standards, conducting the security threat assessment, physical screening at TSA checkpoints, and certain forms of oversight. The private sector is responsible for passenger enrollment, verification, and related services.

To participate in the Registered Traveler program, passengers must pay a fee, submit to a security threat assessment and provide biographic and biometric information, such as fingerprints and iris scans, to TSA-approved service providers to become a “registered traveler.” Passengers who successfully pass the security threat assessment will be issued cards with an embedded integrated circuit chip, known as a “smart card,” for use at the security checkpoints of airports that participate in the program. Registered travelers have access to a reserved security lane at participating airports and are expected to have a shorter wait at the security checkpoint.

The Registered Traveler program has “sponsoring entities,” which are generally airports and airlines, and “service providers,” like us, which are generally product and service vendors. The Registered Traveler program requires interoperability among participating airports and air carriers and functionality across larger populations. Currently, nineteen sponsoring entities are operating the Registered Traveler program at their respective locations. Additional sponsoring entities are expected to begin participating in the Registered Traveler program as the sponsoring entities make the necessary business arrangements.

Our Solution

We offer a comprehensive solution for the Registered Traveler program. Our integration of the assets we acquired in the rtGO acquisition provides us with a solution to offer Registered Traveler program enrollment services using fixed and mobile enrollment stations, credentialing of TSA-approved registered travelers through the issuance of a proprietary smart card, and registered traveler authentication services at security checkpoints using authentication kiosks. The smart cards we are issuing to registered travelers are designed to be both secure and interoperable with Registered Traveler authentication stations deployed by other TSA-approved service providers. As a result, registered travelers who enroll with us would be able to use our smart cards at any airport participating in the Registered Traveler program.

We have formed strategic relationships with several companies with extensive expertise in credentialing, security, access control, travel services, political lobbying, and corporate and consumer marketing. For example, we have entered into teaming agreements with Unisys and International RAM Associates, LLC in connection with various airport proposals for the design and implementation of a Registered Traveler program. We sometimes collectively refer to our strategic partners as the FLO Alliance.

Our business strategy is to offer solutions to frequent travelers, typically business travelers, through a variety of distributions channels. We plan to reach these customers through distribution agreements with travel management companies, and more directly, through corporate travel management programs. Our principal source of revenue is a portion of the annual fees individual travelers enrolling with us pay to participate in the Registered Traveler program. Currently, the annual fee is $100, and as we add other benefits to our smart card, we anticipate that the annual fee will be approximately $100 to $500 per traveler, depending on the membership tier and associated benefits chosen by the traveler. We plan to establish a broad enrollment base by marketing our solution to large companies with employees who travel on business.

Our Technology, Products and Services

Enrollment Stations

We deploy both fixed and portable enrollment stations as part of our solution. Our enrollment application process features a touch-screen user interface that guides the enrollment operator through the process while providing visual feedback to both our enrollment operator and the applicant. To ensure acceptance of enrolled biometric data during the enrollment process, we employ two-stage automated quality assurance testing of the collected fingerprint data. After all data has been collected and the quality assurance thresholds passed, the enrollment application is compressed, digitally signed by the operator and submitted to the facility server for batch submission to the TSA.

Identity Management System

Our Identity Management System, or IDMS, is a secure online transactional system that is at the center of our solution architecture. It provides the foundation for managing the life cycle of participants from pre-enrollment through authentication, supports the security mechanisms to safeguard each component of our solution infrastructure, and implements the core functionality required to deploy authentication services across our service points.

Credential Issuance

Our solution provides for the issuance of a smart card credential that meets all requirements of the RTIC’s Technical Interoperability Specification, which forms the basis of the TSA’s Registered Traveler program requirements. The Central Information Management System, or CIMS, is a commercially neutral entity designed to aggregate and store biometric and other identification information, which it will distribute to the entities participating in the Registered Traveler program. The TSA requires that all Registered Traveler service providers belong to the CIMS network.

Kiosks and Facility Infrastructure

Our authentication kiosks are designed specifically for use in airport security screening lines. The authentication kiosk incorporates both iris and fingerprint biometric matching, interfacing to the centralized IDMS back-end through secure wired or wireless network connections. The kiosks may be easily relocated without need for permanent installation to allow for reconfiguration based on traffic demands or other facility specific considerations.

Our authentication kiosks are designed to provide the means to reliably authenticate a participant’s identity with respect to their biometrics stored on the card. Additionally, the kiosk verifies the participant’s status against the Card Revocation List routinely supplied by the CIMS to each service provider. These two checks together determine an individual’s authority to proceed.

Reno/Tahoe International Airport (RNO) Lease

In connection with the rtGO acquisition, we assumed the operations of the Registered Traveler program at Reno/Tahoe International Airport (RNO). As a result, Reno/Tahoe International Airport (RNO) became our sponsoring entity under the TSA’s Registered Traveler program. The lease’s initial term expires on May 1, 2009. The Reno Authority also has three one-year renewal options under the lease.

OUR CORPORATE INFORMATION

Our principal executive offices are located at 14000 Thunderbolt Place, Building R, Chantilly, Virginia 20151. Our telephone number is (724) 925-8383. Our Internet address is www.flocard.com. The information contained in or accessible through our website does not constitute a part of this prospectus. “FLO” and “rtGO” are trademarks of FLO Corporation. Other trademarks referred to in this prospectus belong to their respective owners. Unless the context otherwise requires, the terms “we,” “us,” “our,” “FLO,” and “the Company” refer to FLO Corporation, a Delaware corporation, and its subsidiaries.

THE OFFERING

Common stock outstanding before the offering	2,784,649 shares as of July 8, 2008

Common stock offered by selling stockholders	29,913,288 shares issuable upon exercise of outstanding common stock purchase warrants, assuming full cash exercise of outstanding common stock purchase warrants by the selling stockholders.

Common stock to be outstanding after the offering	32,697,937 shares, assuming that all securities registered are sold and that all shares of common stock underlying common stock purchase warrants are issued.

Use of proceeds	We will not receive any proceeds from the sale of the common stock hereunder. We will, however, receive the sale price of any common stock we sell for cash to the selling stockholders upon exercise of warrants. See “Use of Proceeds” for a complete description.

OTCBB Symbol	FLRP.OB

Risk Factors	Please read the section entitled “Risk Factors” beginning on page 6 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

SUMMARY FINANCIAL DATA

The following table sets forth selected summary historical financial data of FLO Corporation. The information presented below is derived from (1) our audited financial statements as of and for the years ended December 31, 2007 and 2006 and (2) our unaudited condensed financial statements as of and for the three months ended March 31, 2008 and 2007. This information is only a summary. The data should be read in conjunction with our financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Three Months Ended March 31,		Years Ended December 31,
	2008	2007	2007	2006
	(In thousands, except per share data)
Statement of Operations Data
Operating expenses	$1,306	$1,149	$(5,368)	$(3,233)
Interest expense	—	—	(690)	—
Other income	3	—	84	—
Net loss attributable to common stockholders	$(1,586)	$(1,149)	$(10,118)	$(3,233)
Pro forma weighted average basic and diluted net loss per common share attributable to common stockholders	$(0.86)	$(0.64)	$(5.64)	$(1.80)

Balance Sheet Data (end of period)
Total assets	$1,547		$2,373	$28
Total liabilities	2,676		2,007	207
Stockholders’ equity (deficit)	$(1,129)		366	(179)

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. If any of the following events were to occur, our business, financial condition or results of operations could be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you could lose some or all of your investment. Additional risks and uncertainties not currently known to us or that we currently believe to be immaterial could also materially and adversely affect our business, financial condition, operating results and/or cash flow.

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Since our inception through March 31, 2008, we have accumulated net losses of approximately $17.1 million and have continued to accumulate net losses since March 31, 2008. During the period when we operated as a division and wholly-owned subsidiary of Saflink, our operations were financed through contributed capital from Saflink. During the three months ended March 31, 2008, we financed our operations primarily from the cash and cash equivalents and working capital as of December 31, 2007, which resulted from proceeds of the issuance of debt and equity securities during 2007. In the quarter ended March 31, 2008, our average monthly negative cash flow from operating and investing activities was approximately $200,000, and we anticipate that such negative cash flows may increase materially as we expand our Registered Traveler business. We expect to incur substantial transaction and restructuring charges as we integrate the rtGO solution, which we acquired from Unisys Corporation, or Unisys, in May 2008, with our solution, and there may be additional unanticipated costs that are not fully offset by revenue recognized through the sale of our smart cards. Due to our recurring losses from operations and net capital deficiency, our auditors have found that there is substantial doubt about our ability to continue as a going concern.

We may not obtain necessary additional financing for our operations.

We do not expect that our cash on hand and cash generated from operations will be adequate to sustain our business operations for the next twelve months. We believe that our currently available funds will only be sufficient to meet our anticipated cash needs through the end of 2008. We will need to raise additional funds through a combination of the issuance of equity or debt securities, revenues from operations or other sources of financing in the near future. However, we do not have a credit line or other borrowing facility to fund our operations and we do not currently have any arrangements in place for future financings and may not be able to secure sufficient financing on favorable terms, or at all. Our failure to raise sufficient funds to support our operations would harm our financial condition and future prospects and could cause us to reduce the scope of or discontinue our operations. In addition, any future equity or convertible debt financing will likely cause immediate and substantial dilution to new and existing stockholders.

Our business may never generate sufficient revenue to cover our operating expenses.

The revenues generated from our Registered Traveler business to date have not been material, and, consequently, we have incurred net losses and negative cash flows since inception. We may never be able to generate adequate revenues from our Registered Traveler business to cover our operating expenses or achieve profitability. If we are not able to generate significant revenues from our Registered Traveler business, or if we incur substantial additional expenses related to our Registered Traveler business before we earn associated revenues, we may not have adequate resources to continue to operate or to compete effectively in the Registered Traveler marketplace.

We cannot provide meaningful historical information that you can use to evaluate our business and potential for future success.

We are a newly-organized entity that, until January 2008, was a subsidiary of Saflink Corporation, or Saflink (now known as IdentiPHI, Inc.). FLO Corporation itself has a very limited operating history that commenced in March 2007, and there is very limited financial information that can be used reliably to evaluate our business and prospects. Although our senior management founded, developed and oversaw the Registered Traveler business of Saflink that we acquired, that business has a limited operating history and there is no meaningful historical operating or financial information about us or that business that you can use to evaluate our business and prospects. You must consider the risks and uncertainties frequently encountered by new or early-stage businesses in rapidly evolving markets. We may incur significant operating losses and generate negative cash flow from operating activities. We may be unable ever to generate an overall profit or to reach profitability on a sustained basis.

We may not be able to integrate the Unisys rtGO solution in a timely manner.

We completed our acquisition of certain assets related to Unisys’s rtGO Registered Traveler business on May 8, 2008. We expect to incur substantial transaction and restructuring charges as we integrate the rtGO solution with our solution, and there may be additional unanticipated costs. The integration of any acquisition involves numerous risks, including, among others, difficulties in assimilating operations and products, diversion of management’s time and attention from other business concerns, potential exposure to unknown or contingent liabilities and possible loss of significant numbers of customers or impairment of relationships. We may not achieve the expected benefits of the transaction in the near term, or at all. Our failure to successfully, timely integrate the Unisys rtGO solution with our business could harm our business and future prospects. Even if we are successful in integrating the Unisys rtGO solution with our business, the costs we incur in doing so could significantly harm our business, financial condition and future prospects.

We may not be able to continue to meet the TSA’s requirements to offer Registered Traveler services.

The US Transportation Security Administration, or the TSA, has stated that it will ensure that Registered Traveler vendors who provide Registered Traveler services to airports, airlines, and the public have met its program requirements. In turn, airports and airlines may partner for Registered Traveler program operations only with TSA-approved Registered Traveler vendors. The Registered Traveler program is an emerging area for which laws and regulations may change, approval as a Registered Traveler service provider is currently subject to application and renewal processes, and the TSA may not continue to recognize us as an approved Registered Traveler service provider. If we become ineligible to participate in the Registered Traveler program as a TSA-approved service provider for any reason, our business will be severely impacted.

The Registered Traveler program may not be accepted by consumers and businesses as a viable retail offering.

Because we believe our principal source of revenue will be a portion of the annual fees travelers will pay to participate in the Registered Traveler program, our success will depend largely on the expansion of markets for Registered Traveler related products domestically and internationally. The Registered Traveler market is new and unproven and our ability to generate revenues will depend on the size of the market and the market’s acceptance of our products and services. We cannot accurately predict the future growth of this industry or the ultimate size of the Registered Traveler market.

The program may not achieve wide acceptance by airports, airlines and travelers for a number of reasons, including that the Registered Traveler program may not:

•	be seen as providing tangible and widely anticipated benefits to passengers;

•	attract significant numbers of registrants;

•	be seen as generating a pronounced improvement in overall security;

•	overcome vendor interoperability issues;

•	diminish system-wide passenger wait times; or

•	satisfactorily confront and resolve passenger privacy issues.

In addition, the current concerns and frustration of travelers over the increased difficulty of air travel may decline and businesses may not wish to invest in technology like our solution that uses biological identifiers to secure and simplify the security screening process. Because we are targeting the Registered Traveler program to grow our business, a failure to accept or a decline in the use of the Registered Traveler program will severely harm our business.

Declines or disruptions in the travel industry, including those caused by general economic downturns, may negatively impact our revenues and seriously harm our business.

Our revenues may increase or decrease with the level of travel activity. Travel-related accidents, bad weather and increased fuel prices, which make travel more expensive or more difficult, may reduce demand for travel services. Negative economic conditions may also decrease demand for travel services. A decrease in demand for travel services could impact our revenues and adversely affect our results of operations. If such a decrease continued for a long period of time, our financial condition could be significantly harmed.

We may not be able to establish and maintain strategic relationships with travel services, technology, and other companies, or our current relationships with these companies may weaken.

Our business will depend on our ability to establish and maintain strategic relationships with credentialing, security, access control, travel services, political lobbying, and corporate and consumer marketing companies. Many of our strategic relationships currently consist of non-binding letters of understanding that contemplate future agreements that would contain specific obligations of the respective parties and would set forth the financial terms of the relationships. We may not be able to establish such future agreements on terms that are satisfactory to us or at all, and any arrangements that we enter into may not result in the type of collaborative relationship with the third party that we are seeking. Further, these third parties may not regard their relationship with us as important to their own business operations and may not perform their obligations as agreed. If we are unable to establish and maintain satisfactory strategic relationships, our ability to implement a Registered Traveler solution may be significantly impaired and our financial condition adversely effected.

We may not be able to negotiate arrangements with strategic partners that provide us with an acceptable portion of the annual fees travelers pay to participate in the Registered Traveler program.

We believe our principal source of revenue will be a portion of the annual fees individual travelers enrolling with us will pay to participate in the Registered Traveler program. We anticipate that the annual fee will be approximately between $100 to $500, depending on the membership tier and associated benefits chosen by the traveler. The TSA’s portion of the Registered Traveler program, which covers the cost of the TSA’s security threat assessment, is currently $28 per year. Following the deduction of TSA’s portion of the annual fee from our anticipated annual fee, we would receive approximately $72 per traveler. We will pay various strategic partners portions of that fee for services they provide, including the registration and enrollment of travelers, the issuance of smart cards and related customer service. If we are unable to negotiate arrangements with these strategic partners that provide us with an acceptable portion of the annual fees travelers pay to participate in the Registered Traveler program, our financial results, future prospects and ability to generate revenues could be harmed.

We may not be able to compete successfully in the Registered Traveler market against current and potential competitors.

We face intense competition in both the Registered Traveler and travel services markets. Our primary competitors include Verified Identity Pass, Inc. and Vigilant Solutions. Many of our competitors have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources than we have. For instance, Verified Identity currently operates its Registered Traveler program at multiple U.S. airports. Although we recently completed our acquisition of Unisys’s rtGO Registered Traveler business, we have not yet integrated the rtGO solution with our solution and we may not be able to compete effectively with these competitors. In addition, as the market evolves there may be smaller competitors that can respond more rapidly to changes in the market. Our competitors may also be able to adapt more quickly to new or emerging technologies and standards or changes in customer requirements or devote greater resources to the promotion and sale of their products. Furthermore, we may face competition from airlines that offer expedited security lanes for first-class fliers, for elite fliers who travel a minimum number of miles annually, or under other incentive programs. If we are unable to compete successfully with existing and potential competitors in the Registered Traveler market, our ability to implement our Registered Traveler solution and our business will suffer.

We may not be able to compete successfully with other expedited security lane programs.

We may face competition from airlines that offer expedited security lanes for first-class fliers, for elite fliers who travel a minimum number of miles annually, or under other incentive programs. For instance, Northwest Airlines offers express security checkpoint services to its elite WorldPerks members at 20 airports. Several other airlines have offered similar programs to their elite fliers. While the Registered Traveler program is intended to identify passengers who pose a minimal security risk and then to provide those passengers with access to faster and simpler processing at airport security checkpoints, many travelers may not perceive a significant benefit to becoming a registered traveler if airlines can expedite them through security lanes quickly. In addition, while we believe the target market for our solution is a broader group of business travelers, airlines may appeal to such travelers by offering expedited security lanes to a broad group of executive-class, business-class, or certain economy-class fliers. Similarly, the TSA has recently instituted self-select lanes, also known as “black diamond lanes,” at a limited number of airports in an effort to help speed travelers through security lanes. Self-select lanes are comprised of a series of lanes designated by signage that directs passengers based on their travel needs and knowledge. Participation in self-select lanes is voluntary and free of charge to the traveler. If the Registered Traveler program is unable to distinguish itself from the expedited security lanes that airlines may provide or the TSA’s self-select lanes, our business, results of operation and financial condition could be materially impacted.

We may be unable to keep up with rapid technological change in the biometric technology, smart card, and Registered Traveler markets.

Our future success will depend upon our ability to keep pace with the developing Registered Traveler market and to integrate new technology into our Registered Traveler solution and introduce new products and product enhancements to address the changing needs of the marketplace. Various technical problems and resource constraints may impede the development, production, distribution and marketing of our Registered Traveler products and services. More advanced or alternate technology employed by competitors and unavailable to us could give our competitors a significant advantage. It is possible that products and services developed by our competitors will significantly limit the potential market for our Registered Traveler products and services or render our products and services obsolete.

Government regulation and legal uncertainties associated with the Registered Traveler program could hurt our business and future prospects.

The Registered Traveler program is currently subject to oversight by the TSA. The TSA requires that Registered Traveler solutions be interoperable among participating airports and air carriers. Numerous U.S. airports are participating in the Registered Traveler Interoperability Consortium, or RTIC, which is working to establish common technical and business processes required for a national Registered Traveler Program. However, not all such processes have been established yet, resulting in uncertainty regarding the implementation of interoperability usage. Any technical or business processes or practices established by RTIC may impose additional burdens on us. In addition, although private industry has been tasked with the responsibility of crafting specifications and guidelines for this program, it is possible that a number of laws and regulations may be adopted with respect to Registered Traveler, covering issues such as user privacy, pricing, and characteristics and quality of products and services. Furthermore, the growth and development of the market for Registered Traveler may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business in this space. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect on our business, results of operations and financial condition.

We may be unsuccessful in protecting, or incur significant costs in defending, our intellectual property and other proprietary rights.

Our success depends, in large part, on our ability to protect our intellectual property and other proprietary rights. We rely primarily on trademarks, copyrights, trade secrets and unfair competition laws, as well as license agreements and other contractual provisions, to protect our intellectual property and other proprietary rights. However, our technology is not patented, we do not currently intend to seek patents for any of our technology and in the future we may be unable or may not seek to obtain patent protection for our technology. Moreover, existing U.S. legal standards relating to the validity, enforceability and scope of protection of intellectual property rights offer only limited protection, may not provide us with any competitive advantages and may be challenged by third parties. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property or otherwise gaining access to our technology. Unauthorized third parties may try to copy or reverse engineer our products or portions of our products or otherwise obtain and use our intellectual property. Moreover, many of our employees have access to our trade secrets and other intellectual property. Although we have entered into non-disclosure and non-competition agreements with all of our employees, if one or more of these employees leave us to work for one of our competitors, then they might disseminate this proprietary information, which may as a result damage our competitive position. If we fail to protect our intellectual property and other proprietary rights, then our business, results of operations or financial condition could be materially harmed.

The failure of our network infrastructure could result in unanticipated expenses and prevent users from effectively utilizing our services.

Our success will depend upon the capacity, reliability and security of our network infrastructure. We must continue to expand and adapt our network infrastructure as the number of users and the amount of information at risk increases, and to meet changing customer requirements. The expansion and adaptation of our network infrastructure will require substantial financial, operational and management resources. We may be unable to expand or adapt our infrastructure to meet additional demand or our customers’ changing requirements on a timely basis, at a commercially reasonable cost, or at all. If we fail to expand our network infrastructure on a timely basis or adapt it either to changing customer requirements or to evolving industry standards, our business could be significantly impacted.

In addition, our operations depend on our ability to protect our network infrastructure against damage from fire, earthquakes, floods, mudslides, power loss, telecommunications failures and similar events. Despite our precautions, the occurrence of a natural disaster or other unanticipated problem at our network operations center or co-location centers (sites at which we will locate routers, switches and other computer equipment which make up the backbone of our network infrastructure) could cause interruptions in our services. The failure of our telecommunications providers to provide our required data communications capacity as a result of a natural disaster, of operational disruption or for any other reason could also cause interruptions in our services. Any damage or failure that causes interruptions in our operations could have a material adverse effect on our business, financial condition and results of operations.

Any compromises of the security measures we use to protect the highly sensitive biometric and other information we collect could be catastrophic to our business.

In addition to financial and biographic information, we will collect highly sensitive biometric information, such as fingerprints and iris scans, from participating travelers. We will rely on encryption and authentication technology to provide secure transmission of confidential information, but these security measures may be compromised or the confidential information may be stolen or unintentionally disclosed by us or other parties. The failure to prevent theft or unintended disclosures of confidential information or compromises of our security may disrupt our business, damage our reputation and expose us to litigation and liability. A party that is able to circumvent our security measures could misappropriate sensitive or proprietary information or materials, interrupt our systems, or otherwise damage our reputation or the property of our customers. If unauthorized parties obtain sensitive data and information, or create bugs or viruses or otherwise sabotage the functionality of our systems or products, we may receive negative publicity, incur liability to our customers or suffer termination of client contracts. We may be required to expend significant capital and other resources to protect ourselves against the threat of security breaches or to alleviate problems caused by these breaches. Protective or remedial measures may not be available at a reasonable price or at all, or may not be entirely effective if commenced. We expect to obtain errors and omissions and professional liability insurance in part to address these risks, but we have not yet obtained such coverage and it may be insufficient to cover losses and liabilities that may result from theft or unintended disclosures of confidential information or security breaches. If any such theft or unintended disclosure of confidential information or compromise of our security were to occur, it could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to find attractive acquisition candidates as part of our growth strategy and, even if we do, we may not be able to integrate acquired companies.

We have recently completed our acquisition of certain assets related to Unisys’s rtGO Registered Traveler business. However, in order to expand our Registered Traveler product offerings, we may need to acquire additional businesses, assets or securities of companies that we believe would provide a strategic fit with our business, such as companies involved in screening, remote check in, offsite baggage handling, and credentialing. We may not be able to identify acquisition targets and, if identified, we may not be able to complete transactions with these targets. Any business we acquire would need to be integrated with our existing operations. In addition, we could incur unknown or contingent liabilities of acquired companies. Difficulties in integrating the operations and personnel of any acquired businesses, including the rtGO business, could disrupt our business operations, divert management’s time and attention and impair relationships with and risk the possible loss of key employees and significant numbers of customers of the acquired business. Our failure to identify acquisition targets or to manage the integration of any acquisition could disrupt our business operations and harm our financial condition.

We are dependent on a small number of individuals.

Much of our future success depends on the continued service and availability of our senior management and other members of our executive team. These individuals have acquired specialized knowledge and skills with regards to the Registered Traveler industry. The loss of any of these individuals could severely harm our business. Our business is also highly dependent on our ability to retain, hire and motivate talented, highly skilled personnel. Experienced personnel in the Registered Traveler industry are in high demand and competition for their talents is intense. If we are unable to successfully attract, retain and motivate key personnel, our business may be severely harmed.

The interests of our significant stockholders may be different than your interests.

SXJE LLC owns approximately 20.91% of our outstanding voting securities. Entities affiliated with Enable Capital, LLC together own approximately 14.28% of our outstanding voting securities. Lyrical Opportunity Partners II LP and its affiliate Lyrical Opportunity Partners II Ltd (together “Lyrical “) together own approximately 13.38% of our outstanding voting securities. In addition, any of Midsummer Ventures, LP, Vicis Capital Master Fund, Forum Partners, International RAM Associates, LLC, Melleos Onshore Fund LLC and entities affiliated with Soundpost Partners, LP could acquire significant holdings of our voting securities through the exercise of warrants held by them (all of which have exercise prices above the market price for our common stock of $0.20 as of July 8, 2008) or the conversion of senior convertible notes or shares of Series B preferred stock held by them. The interests of these stockholders may be different than your interests.

Our stock price may be volatile, and you may not be able to resell shares of our common stock at or above the price you paid.

There could be significant volatility in the volume and market price of our common stock, and this volatility may continue in the future. Our common stock is listed on the OTCBB and there is a greater chance for market volatility for securities that trade on the OTCBB as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors, including the lack of readily available quotations, the absence of consistent administrative supervision of “bid” and “ask” quotations and generally lower trading volume. In addition, the trading prices of our common stock could be subject to significant fluctuations in response to, among other factors, variations in operating results, developments in the industries in which we do business, general economic conditions, changes in securities analysts’ recommendations regarding our securities and our performance relative to securities analysts’ expectation for any quarterly period. Such volatility may adversely affect the market price of the common stock.

A significant number of shares of our common stock are or will be eligible for sale in the open market, which could reduce the market price for our common stock and make it difficult for us to raise capital.

As of July 8, 2008, 2,784,649 shares of our common stock were outstanding, and approximately 1,793,118 of such shares were freely tradable. After giving effect to this registration statement, assuming full conversion of all outstanding common stock purchase warrants by the selling stockholders, there could be 31,706,406 freely tradable shares of our common stock outstanding. The sale of the shares of common stock registered hereunder by the selling stockholders could depress the market price of our common stock. In addition, there were a total of 17,099,998 shares of our common stock issuable upon conversion of outstanding shares of preferred stock, 8,918,663 shares of our common stock issuable upon conversion of outstanding convertible notes and 7,461,466 shares of our common stock issuable upon exercise of additional outstanding warrants. The issuance of a large number of additional shares of our common stock upon the conversion of outstanding shares of preferred stock, the exercise of outstanding warrants, or the conversion of outstanding notes would cause substantial dilution to existing stockholders and could decrease the market price of our common stock due to the sale of a large number of shares of common stock in the market, or the perception that these sales could occur. These sales, or the perception of possible sales, could also impair our ability to raise capital in the future.

Because our common stock is considered a “penny stock,” a stockholder may have difficulty selling shares in the secondary trading market.

Our common stock is subject to certain rules and regulations relating to “penny stock” (generally defined as any equity security that has a price less than $5.00 per share, subject to certain exemptions). Broker-dealers who sell penny stocks are subject to certain “sales practice requirements” for sales in certain nonexempt transactions (i.e., sales to persons other than established customers and institutional “accredited investors”), including requiring delivery of a risk disclosure document relating to the penny stock market and monthly statements disclosing recent price information for the penny stocks held in the account, and certain other restrictions. For as long as our common stock is subject to the rules on penny stocks, the market liquidity for such securities could be significantly limited. This lack of liquidity may also make it more difficult for us to raise capital in the future through sales of equity in the public or private markets.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “may,” “intend” and “expect” and similar expressions identify certain of such forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that we will achieve such plans, intentions or expectations. Our actual results, performance or achievements could differ materially from historical results or those we contemplate, express or imply by the forward-looking statements contained in this prospectus. We set forth important factors that could cause actual results to differ materially from our forward-looking statements in this prospectus and in other documents we file from time to time with the United States Securities and Exchange Commission, or SEC. Factors that may cause such a difference include, but not limited to, those we discuss under the heading “Risk Factors.” You should carefully review the risk factors we set forth in this document. Except as required by law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by any of the selling stockholders, but we will receive the exercise prices payable upon the exercise of the warrants, if exercised for cash. We will use the proceeds received from the exercise of warrants, if any, for working capital and general corporate purposes.

PRICE RANGE OF OUR COMMON STOCK

Our common stock began quotation on the OTCBB under the symbol “FLRP” on January 15, 2008. The following table sets forth the range of high and low close prices for our common stock as reported on the OTCBB for the periods indicated. Such quotations represent inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

	Common Stock Close Price
	High	Low
2008
First Quarter (beginning January 15, 2008)	$2.75	$0.45
Second Quarter	$1.05	$0.25
Third Quarter (through July 8, 2008)	$0.26	$0.20

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share. Our common stock falls within the definition of penny stock and subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of these securities and have received the purchaser’s prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of the selling stockholders to sell their common stock in the secondary market.

DIVIDEND POLICY

We have never paid or declared cash dividends on our common stock, and we do not intend to pay or declare cash dividends on our common stock in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains statements and information about management’s view of our future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those we anticipate. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Critical Accounting Policies and Estimates

Our discussion and analysis of financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of commitments and contingencies. On an on-going basis, we evaluate our critical accounting policies and estimates. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Results of Operations

We believe that period-to-period comparisons of our operating results may not be a meaningful basis to predict our future performance. You should consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving markets. We may not be able to successfully address these risks and difficulties.

We review financial information on a consolidated basis and, therefore, have operated as a single segment for all periods discussed.

We incurred a net loss attributable to common stockholders of $1.6 million for the three months ended March 31, 2008. This net loss included a $283,000 non-cash dividend on the Series A preferred stock. This is compared to a net loss attributable to common stockholders of $1.1 million for the three months ended March 31, 2007. We also incurred a net loss attributable to common stockholders of $10.1 million for the year ended December 31, 2007, as compared to a net loss attributable to common stockholders of $3.2 million for the year ended December 31, 2006. The increased net loss during 2007 when compared to 2006 was primarily due to increased compensation and related benefits across all departments.

The following discussion presents certain changes in our operating expenses which have occurred during the three months ended March 31, 2008 as compared to the three months ended March 31, 2007 and between fiscal years 2007 and 2006. This discussion should be read in conjunction with our financial statements, including the notes thereto, included elsewhere in this prospectus.

Three Months Ended March 31, 2008, Compared to Three Months Ended March 31, 2007

Revenue and Cost of Revenue

We recorded no revenue or cost of revenue for the three months ended March 31, 2008 and March 31, 2007.

Operating Expenses

Operating expenses increased 14% to $1.3 million in the first quarter of 2008, compared to $1.1 million for the same period in 2007. The increase in operating expenses was primarily due to increased compensation and related benefits and legal and professional expense in 2008 as compared to 2007.

The following table provides a breakdown of the dollar and percentage changes in operating expenses for the first quarter from 2007 to 2008:

	Changes in Operating Expenses
	(thousands)	Percent
Product development	$210	204%
Sales, general and administrative	(53)	(5)%

	$157	14%

Product Development

Product development expenses for the first quarter of 2008 consisted primarily of professional services, including outsourced software development costs, salaries, benefits and allocated occupancy costs. Product development expenses increased 204% to $313,000 in the first quarter of 2008 from $103,000 in the same period in 2007. The increase in product development costs was primarily due to increases in outsourced consulting and development costs, and slight increases in salary and related benefits for employees in product development.

Sales, General and Administrative

Sales, general and administrative expenses consisted primarily of salaries and benefits for sales, marketing and executive personnel and legal and professional services. Sales, general and administrative expenses decreased to $993,000 in the first quarter of 2008 from $1.0 million in the same period of 2007. The decrease in sales and marketing costs was primarily due to decreases in allocated occupancy costs from the former parent company, Saflink (now known as IdentiPHI, Inc.) in 2007. In addition, there were also decreases in travel and entertainment, depreciation and other related expenses, which were partially offset by an increase in legal and professional services, primarily due to obtaining debt and equity funding and registering our securities, when comparing the first quarter of 2008 to the same period in 2007.

There were no changes in our sales, general and administrative headcount during the first quarter of 2008, as we continued to have eight employees in sales and marketing.

Operating Expenses Analysis by Functional Activity

The following table provides an analysis of total operating expenses by functional category, for the first quarter of 2008 compared to the same period in 2007:

	Changes in Operating Expenses
	(thousands)	Percent
Compensation and related benefits	$34	6%
Legal and professional services	264	71
Travel and entertainment	(17)	(33)
Advertising and promotion	(1)	(40)
Occupancy, telephone and internet	(82)	(74)
Depreciation	(12)	(66)
Other	(28)	(37)

	$157	14%

Other Income, Net

Other income, net for the first quarter of 2008 and 2007 was $3,000 and $0, respectively. Other income primarily consisted of interest income on money market balances.

Year Ended December 31, 2007, Compared to Year Ended December 31, 2006

Revenue

We recorded no revenue for the years ended December 31, 2007 and 2006.

Cost of Revenue

We recorded no cost of revenue for the years ended December 31, 2007 and 2006.

Operating Expenses

Operating expenses increased 66% to $5.4 million in 2007 from $3.2 million in 2006. The increase in operating expenses was primarily due to increased compensation and related benefits and legal and professional services in 2007 when compared to 2006.

The following table provides a breakdown of the dollar and percentage changes in operating expenses from 2006 to 2007:

	Changes in Operating Expenses
	(000’s)	Percent
Product development	$(214)	(19)%
Sales, general and administrative	2,349	113%

	$2,135	66%

Product Development

Product development expenses consisted primarily of salaries, benefits, allocated occupancy costs, supplies and equipment for software developers and architects as well as outsourced software development costs. Product development expenses decreased 19% to $942,000 in 2007 from $1.2 million in 2006. The decrease in product development costs was primarily due to a decrease in outsourced consulting and development costs.

During 2007, there were no personnel changes in product development. As of December 31, 2007, we had three employees in product development.

Sales, General and administrative

Sales, general and administrative expenses consisted primarily of salaries, benefits and allocated occupancy costs for sales, marketing and executive personnel. Sales, general and administrative expenses increased to $2.3 million in 2007 from $2.1 million in 2006. The increase in sales and marketing costs was primarily due to increased legal fees and professional service fees.

During 2007, our sales, general and administrative headcount increased by two employees. As of December 31, 2007, we had 8 employees in sales and marketing.

Operating Expenses Analysis by Functional Activity

The following table provides an analysis of the 2007 over 2006 change in total operating expenses by functional category:

	Changes in Operating Expenses
	(000s)	Percent
Compensation and related benefits	$106	8%
Legal and professional services	2,199	407
Travel and entertainment	129	119
Advertising and promotion	(67)	(53)
Occupancy, telephone and internet	28	17
Depreciation	2	15
Other	(262)	(29)

	$2,135	66%

Interest Expense

Interest expense for 2007 and 2006, was $690,000 and $0, respectively. Interest expense during 2007 primarily consisted of interest related to the convertible promissory notes issued in April 2007, which contained a beneficial conversion feature that we calculated to be approximately $355,000, which was recorded as interest expense during 2007.

Other Income, Net

Other income, net for 2007 and 2006, was $84,000 and $0, respectively. Other income primarily consisted of interest income from debt issued by Saflink and assigned to FLO and interest on money market balances.

Liquidity and Capital Resources

We financed our operations during the three months ended March 31, 2008 primarily from our existing cash and cash equivalents and working capital as of December 31, 2007. As of March 31, 2008, our principal source of liquidity largely consisted of the proceeds from the issuance of debt and equity securities during fiscal year 2007. During the three months ended March 31, 2007, our operations were financed through capital contributed by our former parent company, Saflink (now known as IdentiPHI, Inc.).

During the first quarter of 2008, we continued to work on obtaining additional sources of financing to continue to fund operations On April 3, 2008, we completed an initial closing of a private placement to accredited investors of 12% senior convertible notes. The notes we issued in connection with the initial closing were for an aggregate amount of approximately $1.6 million in principal and are due April 3, 2010. On May 8, 2008, we completed a subsequent closing of the private placement, for approximately $5.5 million in principal amount of the notes with a maturity date of May 8, 2010, and amended certain terms in the initial April 3, 2008 closing. The aggregate principal amount of the notes issued in these closings was approximately $7.1 million. The net proceeds from the issuance of the notes were used to complete our acquisition of certain assets related to Unisys’s rtGO Registered Traveler business and will also be used to continue to fund our operations.

In connection with the completion of our acquisition of the assets related to Unisys’s rtGO Registered Traveler business on May 8, 2008, we paid Unisys total consideration of $5.25 million. The purchase price consisted of $4.25 million in cash and a promissory note due August 8, 2009, for $1.0 million, accruing interest at an annual rate of 12%. The cash payment of $4.25 million included $1.2 million in cash deposits we remitted to Unisys in fiscal year 2007 and an additional $1.0 million deposit we remitted to Unisys on April 2, 2008.

We expect to incur substantial transaction and restructuring charges as we integrate the rtGO solution with our solution, and there may be additional unanticipated costs. The integration of any acquisition involves numerous risks, including, among others, difficulties in assimilating operations and products, diversion of management’s time and attention from other business concerns, potential exposure to unknown or contingent liabilities and possible loss of significant numbers of customers or impairment of relationships. We may not achieve the expected benefits of the transaction in the near term, or at all. Even if we are successful in integrating the Unisys rtGO solution with our business, the costs we incur in doing so could significantly harm our business, financial condition and future prospects.

We will need to raise additional funds through a combination of the issuance of equity or debt securities, revenues from operations or other sources of financing in the near future. However, we do not have a credit line or other borrowing facility to fund our operations, and we do not currently have any arrangements in place for future financings, and may not be able to secure sufficient financing on favorable terms, or at all. Our failure to raise sufficient funds to support our operations would harm our financial condition and future prospects and could cause us to reduce the scope of or discontinue our operations. In addition, any additional equity or convertible debt financing may cause immediate and substantial dilution to new or existing stockholders.

In Chantilly, Virginia, we lease on a month-to-month basis approximately 566 square feet of office space under a sublease that expires in May 2008. We believe that additional space will be available if needed. We do not currently own any real property.

Recently Issued Accounting Pronouncements

In March 2008, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133,” or SFAS 161. SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities, including disclosing the fair values of derivative instruments and their gains and losses in a tabular format to provide a more complete picture of the location in an entity’s financial statements of both the derivative positions existing at period end and the effect of using derivatives during the reporting period. Entities are required to provide enhanced disclosures about (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We are currently evaluating the effect of SFAS 161 on our results of operations and financial position.

In February 2008, the FASB issued FSP FAS 157-2, “Effective Date of FASB Statement No. 157,” or FSP FAS 157-2. FSP FAS 157-2 delays the effective date of FASB Statement No. 157, “Fair Value Measurements,” or SFAS 157 (see further discussion of SFAS 157 below), for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). For purposes of FSP FAS 157-2, nonfinancial assets and nonfinancial liabilities would include all assets and liabilities other than those meeting the definition of a financial asset or financial liability as defined in paragraph 6 of SFAS 157. FSP FAS 157-2 defers the effective date for items within its scope to fiscal years beginning after November 15, 2008. We are currently evaluating the effect of SFAS 157 and related pronouncements on our results of operations and financial position.

In February 2008, the FASB issued FSP FAS 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements that Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13,” or FSP FAS 157-1. FSP FAS 157-1 amends SFAS 157 to exclude FASB Statement No. 13, “Accounting for Leases,” and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under Statement 13. However, this scope exception does not apply to assets acquired and liabilities assumed in a business combination that are required to be measured at fair value under FASB Statement No. 141(R), “Business Combinations,” or SFAS 141(R) (see further discussion of SFAS 141(R) below). FSP FAS 157-1 is effective with an entity’s initial adoption of SFAS 157.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51,” or SFAS 160. SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 will change the current accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008, and will be adopted by us in the first quarter of fiscal 2009. As we currently have no noncontrolling interests, we do not expect the adoption of SFAS 160 to have a material impact on our consolidated results of operations and financial condition.

In December 2007, the FASB issued SFAS 141(R). Under SFAS 141(R), in a business combination, an entity is required to recognize the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration at their fair value on the acquisition date. It further requires that companies recognize acquisition-related costs separately from the acquisition and expense those costs as incurred, and that companies generally expense restructuring costs in periods subsequent to the acquisition date. It also requires that changes in valuation allowances for acquired deferred tax assets and acquired income tax uncertainties impact income tax expense. In addition, acquired in-process research and development is required to be capitalized as an intangible asset and amortized over its estimated useful life. The adoption of SFAS 141(R) will change our accounting treatment for business combinations on a prospective basis beginning in the first quarter of fiscal year 2009.

In September 2006, the FASB issued SFAS 157. SFAS 157 provides enhanced guidance for using fair value to measure assets and liabilities and also expands information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS 157 applies whenever other accounting standards require or permit assets and liabilities to be measured at fair value and does not expand the use of fair value in any new circumstances. FSP FAS 157-2 postpones the effective date for items within its scope to fiscal years beginning after November 15, 2008. We are currently evaluating the effect of items covered under FSP FAS 157-2 and related pronouncements on our results of operations and financial position. Our adoption of the remaining provisions of SFAS 157 during the first quarter of 2008 did not have a material impact on our financial condition or results of operations.

BUSINESS

Overview

We offer a comprehensive solution for the Registered Traveler program, which is administered by the TSA. The Registered Traveler program is designed to identify air passengers who pose a minimal security risk and then to provide those passengers with access to faster and simpler processing at airport security checkpoints.

We have designed our solution to provide Registered Traveler program enrollment services using enrollment stations, credentialing of TSA-approved registered travelers through the issuance of a proprietary smart card, and registered traveler authentication services at security checkpoints using authentication kiosks. The smart cards we issue to registered travelers are designed to be both secure and interoperable with Registered Traveler authentication stations deployed by other TSA-approved service providers. As a result, registered travelers who enroll with us are able to use our smart cards at any airport participating in the Registered Traveler program. In addition, we expect to add other benefits to our smart card, such as venue and building access and stored-value transactions.

We were formed in March 2007, as a wholly-owned subsidiary of Saflink (now known as IdentiPHI, Inc.), to focus on providing solutions for the Registered Traveler program. In April 2007, we acquired all of Saflink’s Registered Traveler business. Since our formation, we have raised an aggregate of approximately $19.9 million in various private placements of our equity and debt securities. We have been an SEC reporting company since we registered our common stock under the Securities Exchange Act of 1934, or the Exchange Act, in December 2007. In January 2008, by which time Saflink was a minority holder of our capital stock, Saflink spun off all of its holdings of our common stock to its public stockholders. In May 2008, we acquired Unisys’s Registered Traveler business known as “rtGO” and assumed operations of the Registered Traveler program at Reno/Tahoe International Airport (RNO). Our common stock is quoted on the OTCBB under the symbol “FLRP.”

The Registered Traveler Program

The Registered Traveler program is designed to provide expedited security screening for passengers who volunteer to undergo a TSA-conducted security threat assessment in order to confirm that they do not pose or are not suspected of posing a threat to transportation or national security. The TSA is working together with private industry to further develop the Registered Traveler program. The Registered Traveler program is market-driven and offered by the private sector with the TSA largely playing a facilitating role. The TSA is responsible for setting program standards, conducting the security threat assessment, physical screening at TSA checkpoints, and certain forms of oversight. The private sector is responsible for passenger enrollment, verification, and related services.

To participate in the Registered Traveler program, passengers must pay a fee, submit to a security threat assessment and provide biographic and biometric information, such as fingerprints and iris scans, to TSA-approved service providers to become a “registered traveler.” Passengers who successfully pass the security threat assessment will be issued cards with an embedded integrated circuit chip, known as a “smart card,” for use at the security checkpoints of airports that participate in the program. Registered travelers have access to a reserved security lane at participating airports and are expected to have a shorter wait at the security checkpoint.

The Registered Traveler program has “sponsoring entities,” which are generally airports and airlines, and “service providers,” like us, which are generally product and service vendors. Service providers provide the sponsoring entities with the necessary systems and processes to support the Registered Traveler program at participating airports. The TSA performs the initial participant security threat assessment and physical screening at TSA checkpoints. In addition, the TSA ensures that prospective service providers have met certain Registered Traveler program requirements before they can participate as a Registered Traveler service provider.

The Registered Traveler program requires interoperability among participating airports and air carriers and functionality across larger populations. Currently, nineteen sponsoring entities are operating the Registered Traveler program at their respective locations. Additional sponsoring entities are expected to begin participating in the Registered Traveler program as the sponsoring entities make the necessary business arrangements.

Market Opportunity

According to the U.S. Federal Aviation Administration, as of June 2008 there were 511 commercial service airports operating in the United States. At least 74 of these airports are participating in the RTIC, which is working to establish common technical and business processes required for a national Registered Traveler program.

The following sponsoring entities are currently operating a Registered Traveler program at their respective locations:

•	Air France (operating out of Terminal 1 at JFK);

•	AirTran Airways (operating out of the Central Terminal at LGA);

•	Albany International Airport (ALB);

•	British Airways (operating out of Terminal 7 at JFK);

•	Cincinnati/Northern Kentucky International Airport (CVG);

•	Denver International Airport (DEN);

•	Gulfport—Biloxi Airport (GPT)

•	Indianapolis International Airport (IND);

•	Jacksonville International Airport (JAX);

•	Little Rock National Airport (LIT);

•	Norman Mineta San Jose International Airport (SJC);

•	Oakland International Airport (OAK)

•	Orlando International Airport (MCO);

•	Reno/Tahoe International Airport (RNO);

•	Ronald Reagan Washington National Airport (DCA);

•	Salt Lake City International Airport (SLC);

•	San Francisco International Airport (SFO);

•	Virgin Atlantic (operating out of Terminal B at EWR);

•	Virgin Atlantic (operating out of Terminal 4 at JFK);

•	Washington Dulles International Airport (IAD); and

•	Westchester County Airport (HPN).

In addition to the Registered Traveler market, we believe there are a number of other markets into which we may be able to expand our solution, including ferries, rail, subway and other public transportation, as well as cruises, stadiums, events, venues, e-commerce, secure retail and identity-theft prevention.

Our Solution

We offer a comprehensive solution for the Registered Traveler program. Our integration of the assets we acquired in the rtGO acquisition provides us with a solution to offer Registered Traveler program enrollment services using fixed and mobile enrollment stations, credentialing of TSA-approved registered travelers through the issuance of a proprietary smart card, and registered traveler authentication services at security checkpoints using authentication kiosks. The smart cards we are issuing to registered travelers are designed to be both secure and interoperable with Registered Traveler authentication stations deployed by other TSA-approved service providers. As a result, registered travelers who enroll with us would be able to use our smart cards at any airport participating in the Registered Traveler program.

We have formed strategic relationships with several companies with extensive expertise in credentialing, security, access control, travel services, political lobbying, and corporate and consumer marketing. For example, we have entered into teaming agreements with Unisys and International RAM Associates, LLC in connection with various airport proposals for the design and implementation of a Registered Traveler program. In addition, we have ongoing informal relationships with other companies. We sometimes collectively refer to our strategic partners as the FLO Alliance.

We believe our solution addresses the requirements of every phase of the Registered Traveler program, including the enrollment and credentialing process and subsequent operational use of the credential in the civil aviation passenger screening environment. We believe our solution is an innovative and competitive Registered Traveler solution that will enable us to become a leading service provider in the Registered Traveler program.

Our Business Strategy

The Registered Traveler industry has evolved rapidly from its pilot-program beginnings. We have been both pioneering a new model and evolving our strategy in response to industry developments. Our business strategy is to offer solutions to frequent travelers, typically business travelers, through a variety of distributions channels. We plan to reach these customers through distribution agreements with travel management companies, and more directly, through corporate travel management programs. In addition, we plan to utilize our product and service offerings to enroll individual travelers. We plan to secure contracts from strategically-positioned airports and airlines to design, install and operate Registered Traveler programs.

Our smart card is designed initially to be a stand-alone credential for use at security checkpoints of airports participating in the Registered Traveler program. We expect to add other benefits to our smart card, such as building and venue access and stored-value transactions in collaboration with consumer credit partners. In addition, we believe our solution will enable us to combine our smart card’s security and authentication features with a credit or debit card in the future to address issues such as credit card fraud and secure banking transactions.

Our principal source of revenue is a portion of the annual fees individual travelers enrolling with us pay to participate in the Registered Traveler program. Currently, the annual fee is $100, and as we add other benefits to our smart card, we anticipate that the annual fee will be approximately $100 to $500 per traveler, depending on the membership tier and associated benefits chosen by the traveler. We plan to establish a broad enrollment base by marketing our solution to large companies with employees who travel on business.

We believe another source of revenue will be our portion of payments our strategic partners may receive under affiliate agreements with companies interested in marketing into the Registered Traveler channel. We do not currently have any revenue sharing agreements with these companies in place, but we believe these companies may include those providing car and limousine services, office supplies, printing services, baggage services, private jets, international concierge access, resort services, corporate retreats and banking and asset management services. We may derive additional revenues from sales of our enrollment stations, authentication kiosks and verification services to airports, as well as usage payments from our competitors for authentication services.

Our Technology, Products and Services

Enrollment Stations

We deploy both fixed and portable enrollment stations as part of our solution. Our enrollment application process features a touch-screen user interface that guides the enrollment operator through the process while providing visual feedback to both our enrollment operator and the applicant. To ensure acceptance of enrolled biometric data during the enrollment process, we employ two-stage automated quality assurance testing of the collected fingerprint data. After all data has been collected and the quality assurance thresholds passed, the enrollment application is compressed, digitally signed by the operator and submitted to the facility server for batch submission to the TSA.

Identity Management System

Our Identity Management System, or IDMS, is at the center of our solution architecture. It provides the foundation for managing the life cycle of participants from pre-enrollment through authentication, supports the security mechanisms to safeguard each component of our solution infrastructure, and implements the core functionality required to deploy authentication services across our service points. Our IDMS is a secure online transactional system that we believe is scalable as the Registered Traveler program expands and our participation increases.

Our IDMS is based on the Microsoft SQL Server database platform. This approach provides an enterprise-class relational database management system capable of supporting the secure management of Registered Traveler program participant data within what we believe are generally accepted performance benchmarks to handle the number and size of data packets associated with biometric and smart card systems. Data security is provided through the intrinsic facilities of the SQL Server product and through partitioning and encryption of data by the IDMS application infrastructure. IDMS services are designed to be deployed through a secure virtual private network infrastructure to external services such as authentication kiosks at airport facilities, enrollment centers and our strategic partners in the FLO Alliance.

Credential Issuance

Our solution provides for the issuance of a smart card credential that meets all requirements of the RTIC’s Technical Interoperability Specification, which forms the basis of the TSA’s Registered Traveler program requirements. The Central Information Management System, or CIMS, is a commercially neutral entity designed to aggregate and store biometric and other identification information, which it will distribute to the entities participating in the Registered Traveler program. The TSA requires that all Registered Traveler service providers belong to the CIMS network. CIMS is responsible for issuing to us each biometric data payload, which is the identification information carried within the biometric data record. We then combine this biometric data with participant demographic data, security objects, and digital signatures into the card data payload, personalize this data onto the smart card chip, and then mail the smart card to the Registered Traveler participant. Our smart cards are designed to be both secure and interoperable with Registered Traveler authentication stations deployed by other TSA-approved service providers at any participating airport.

Kiosks and Facility Infrastructure

Our authentication kiosks are designed specifically for use in airport security screening lines. The authentication kiosk incorporates both iris and fingerprint biometric matching, interfacing to the centralized IDMS back-end through secure wired or wireless network connections. The kiosks may be easily relocated without need for permanent installation to allow for reconfiguration based on traffic demands or other facility specific considerations.

Our authentication kiosks are designed to provide the means to reliably authenticate a participant’s identity with respect to their biometrics stored on the card. We believe this authentication capability meets all reliability, accuracy and time requirements established by the TSA. Additionally, the kiosk verifies the participant’s status against the Card Revocation List routinely supplied by the CIMS to each service provider. These two checks together determine an individual’s authority to proceed. Our authentication kiosks accommodate only approved holders of valid interoperable Registered Traveler cards.

Data Management

Our IDMS makes aggregated usage data available for historical reporting. We believe that our data management tools will be useful for airport security management because the flow of passengers in airport security lanes generally is not automated and all information to support decision-making has been gathered manually.

Distribution

To execute our business strategy, our principal distribution and logistics requirements are the delivery of our proprietary smart card to customers and the delivery of our authentication kiosks to airports that agree to use our Registered Traveler solution. We use regular mail and, if necessary, courier services for the delivery of our smart cards. We ship our kiosks to airports, as needed, using rail or truck delivery, depending on factors such as distance and price.

Competition

Our primary current competitors in the Registered Traveler market include Verified Identity Pass, Inc., or Verified Identity, and Vigilant Solutions LLC, or Vigilant. Verified Identity offers a Registered Traveler solution operating under the name “Clear,” which it markets to individual travelers for $128 per year. Verified Identity currently operates the Registered Traveler programs at multiple U.S. airports that sponsor operating Registered Traveler programs. In addition, Vigilant offers a Registered Traveler solution operating under the name “Preferred Traveler,” which it markets to individual travelers for $149 per year. Vigilant currently operates the Registered Traveler program at Jacksonville International Airport (JAX) and Gulfport–Biloxi International Airport (GPT).

In addition, we may face competition from airlines that offer expedited security lanes for first-class fliers, for elite fliers who travel a minimum number of miles annually, or under other incentive programs. Similarly, the TSA has recently instituted self-select lanes, also known as “black diamond lanes,” at a limited number of airports in an effort to help speed travelers through security lanes. Self-select lanes are comprised of a series of lanes designated by signage that directs passengers based on their travel needs and knowledge. Participation in self-select lanes is voluntary and free of charge to the traveler. If the Registered Traveler program is unable to distinguish itself from the expedited security lanes that airlines may provide or the TSA’s self-select lanes, our business, results of operation and financial condition could be materially impacted.

The TSA requires that Registered Traveler solutions be interoperable among participating airports and air carriers. The smart cards we issue to registered travelers are designed to be both secure and interoperable with Registered Traveler authentication stations deployed by other TSA-approved service providers. As a result, registered travelers who enroll with us are able to use our smart cards at any airport participating in the Registered Traveler program. Similarly, our authentication kiosks accommodate approved holders of valid interoperable Registered Traveler cards issued by other service providers. As a result, our business faces competition both in proposals to airports for the design and implementation of Registered Traveler programs and in the sale and issuance of smart cards to individual travelers.

Intellectual Property

We rely on unpatented know-how, trade secrets, continuing research and development and acquisitions. We do not currently intend to seek patents for any of our technology, although we may do so in the future as our technology and solutions develop. Our trademark “rtGO” is registered with the U.S. Patent and Trademark Office, and our trademark “Fast Lane Option” was allowed by the U.S. Patent and Trademark Office on February 12, 2008. We have applied for registration of the trademark “FLO.” We generally accompany our use of our unregistered trademarks with our name to indicate the origin of the products to which they are applied, to distinguish them from the products of competitors and to build goodwill in these trademarks.

Our product development expenses consist primarily of salaries, benefits, allocated occupancy costs, supplies and equipment for software developers and architects as well as outsourced software development costs. Product development expenses totaled $942,000 in 2007 and $1.2 million in 2006.

Regulation

The Registered Traveler program is currently subject to oversight by the TSA. The TSA requires that Registered Traveler solutions be interoperable among participating airports and air carriers. Numerous U.S. airports are participating in the RTIC, which is working to establish common technical and business processes required for a national Registered Traveler Program. However, not all such processes have been established yet, resulting in uncertainty regarding the implementation of interoperability usage. Any technical or business processes or practices established by RTIC may impose additional burdens on us. In addition, although private industry has been tasked with the responsibility of crafting specifications and guidelines for this program, it is possible that a number of laws and regulations may be adopted with respect to Registered Traveler, covering issues such as user privacy, pricing, and characteristics and quality of products and services. Furthermore, the growth and development of the market for Registered Traveler may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business in this space.

The TSA uses certain evaluation criteria to make an initial determination of an interested service provider’s eligibility to participate in the Registered Traveler program. The service provider participation analysis includes a broad range of commercial and federal standards designed to enable the TSA to examine a prospective service provider’s viability and potential transportation security risk. Organizations that do not meet the TSA minimum participation requirements will not be eligible to participate in the Registered Traveler program. Currently, the TSA requires that service providers resubmit an application for participation review a minimum of every five years. We are currently listed on the TSA’s participation list as having met the TSA’s minimum criteria to offer Registered Traveler services to sponsoring entities.

Airports participating in the Registered Traveler program typically require Registered Traveler solutions to be designated and/or certified under the SAFETY Act, administered by DHS. In order to help promote the creation, deployment and use of anti-terrorism technologies, the SAFETY Act provides two levels of liability protections against claims arising out of, relating to, or resulting from an act of terrorism, where “qualified anti-terrorism technology” has been deployed. First, in a lawsuit against a person who sells technology that has been “designated” by DHS as a qualified anti-terrorism technology, the liability of such person is limited to the amount of liability insurance that the DHS determines the person must maintain. In addition, there is exclusive jurisdiction in federal court, a prohibition on the person’s joint and several liability, a complete bar on punitive damages, and a reduction of a plaintiff’s recovery by the amount of collateral source compensation, such as insurance or government benefits the plaintiff may otherwise receive. Second, if the qualified anti-terrorism technology has received DHS “certification,” then, in addition to the benefits provided under designation, there is a presumption that the “government contractor defense” applies to the lawsuit. The government contractor defense shields certain defendants from liability under the doctrine of sovereign immunity used by the federal government. Our rtGO Registered Traveler solution is currently designated and certified under the SAFETY Act.

Sources and Availability of Materials

The execution of our business strategy primarily requires that we produce our proprietary smart card and authentication kiosks, as well as the interface between such cards and kiosks and the Central Information Management System, or CIMS. In connection with the rtGO acquisition, we acquired an adequate inventory of cards, kiosks and other materials along with an established supply chain of component parts. We have entered into agreements with all vendors in this supply chain to provide every component necessary to produce kiosks, cards and related materials. We believe that these agreements provide us with an adequate inventory of components and equipment for at least the next twelve months. We continue to leverage these existing agreements and enter into new sourcing agreements to expand the current supply chain. In addition, we believe that the materials required for such production are currently available in adequate amounts from multiple vendors.

Customers

We operate the Registered Traveler program at Reno/Tahoe International Airport (RNO). Reno/Tahoe International Airport is currently our only sponsoring entity, and TSA regulations require us to have at least one sponsoring entity in order to issue cards to travelers, who can use them at any airport participating in the Registered Traveler program. We have only recently begun to issue cards, but we are increasing enrollments and expanding our capacity for future growth and efficiency. Because our customers include a broad base of business travelers, we are not dependent upon a single customer or group of customers. Most of our individual registered traveler customers’ memberships are up for renewal on an annual basis.

Our principal source of revenues are a portion of the annual fees individual travelers enrolling with us will pay to participate in the Registered Traveler program. Currently, the annual fee is $100 per traveler, and we anticipate that, as we develop our product offerings, the annual fee will eventually be approximately $100 to $500 per traveler, depending on the membership tier and associated benefits chosen by the traveler. In order to establish a broad enrollment base, we market our solution to large companies with employees who travel on business.

Employees

As of July 8, 2008, we had 12 employees, all of whom were full-time employees. From time to time, we use consultants or contractors for specific assignments. We also have a services agreement with Unisys pursuant to which Unisys provides us with staffing and other transition services related to our acquisition of the rtGO Registered Traveler solution from Unisys. We intend to leverage our relationships with strategic partners and use consultants and employees to meet our staffing needs. We have entered into non-disclosure and non-competition agreements with all of our employees. None of our employees is represented by a labor union and we have never experienced a work stoppage. We believe that our relationship with our employees is good.

Description of Property

Reno/Tahoe International Airport (RNO) Lease. In connection with the rtGO acquisition, we assumed the operations of the Registered Traveler program at Reno/Tahoe International Airport (RNO) pursuant to the terms of a Terminal Space Lease with the Reno-Tahoe Airport Authority, or the Reno Authority. As a result, Reno/Tahoe International Airport (RNO) became our sponsoring entity under the TSA’s Registered Traveler Program. The lease’s initial term expires on May 1, 2009. The Reno Authority also has three one-year renewal options under the lease. Under the terms of the lease, we are obligated to pay per annum rent of $32,305.80. This rate is adjusted annually, effective July 1 of each year, and is also subject to midyear adjustments, effective January 1 of each year.

We are also obligated to develop, operate and maintain certain technology necessary to the performance of our Registered Traveler services at the Reno-Tahoe airport, including, but not limited to, two enrollment stations, one verification kiosk at each checkpoint, one back-up verification kiosk, and 24-hour telephone help desk support. During the first year of the lease, we are required to implement any new security technology offered by the TSA and to examine and report on the feasibility of integrating card based parking access technology into our Registered Traveler solution. If feasible, we are obligated to implement such card based parking access technology in the second year of the lease, upon supplemental, mutually agreeable terms.

The lease also requires that we provide the Reno Authority with documentation of our compliance with TSA regulations regarding the payment of Registered Traveler Participation Fees, as specified in the most current fee notice published by the TSA in the Federal Register. Similarly, the lease requires that we ensure compliance with the information security and privacy requirement set forth in the Registered Traveler Compliance Standards published by the TSA. Finally, the Terminal Space Lease requires that our Registered Traveler solution be designated and certified by the DHS under the SAFETY Act.

The lease prohibits us from transferring, assigning or subletting any rights or privileges under the lease without the prior written consent of the Reno Authority.

Virginia Office Lease. In Chantilly, Virginia, we lease our principal executive offices on a month-to-month basis, consisting of approximately 566 square feet of office space. We believe that additional space will be available if needed. We do not currently own any real property.

Legal Proceedings

We are not a party to, and our property is not the subject of, any material pending legal proceedings, other than ordinary routine litigation incidental to the business.

Formation and History of Our Company

Background

We were formed in March 2007, as a wholly-owned subsidiary of Saflink (now known as IdentiPHI, Inc.), to focus on providing solutions for the Registered Traveler program. In April 2007, we acquired all of Saflink’s Registered Traveler assets and certain liabilities related to its Registered Traveler business. Since our formation, we have raised an aggregate of approximately $19.9 million in various private placements of our equity and debt securities. We have been an SEC reporting company since we registered our common stock under the Securities Exchange Act of 1934, in December 2007. In January 2008, by which time Saflink was a minority holder of our capital stock, Saflink spun off all of its shares of our common stock to its public stockholders. In May 2008, we acquired Unisys’s Registered Traveler solution known as “rtGO” and assumed operations of the Registered Traveler program at Reno/Tahoe International Airport (RNO).

Series A Preferred Financing

From July to September, 2007, we issued 1,482.9058 shares of our Series A preferred stock in private placements to accredited investors and upon conversion of all previously issued convertible promissory notes. We also issued our Series A-1 and Series A-2 warrants to purchase an aggregate of 5,931,622 shares of our common stock together with the shares of our Series A preferred stock. In addition, we issued warrants to purchase an aggregate of 1,186,316 shares of our common stock to the placement agents in the Series A preferred stock financing and the previous convertible note financing.

Senior Convertible Note Financing

From April to May, 2008, in a private placement to accredited investors, we issued approximately $7.1 million in principal amount of our 12% senior convertible notes due 2010 together with warrants to purchase up to 8,918,661 million shares of our common stock at an exercise price of $0.75 per share and warrants to purchase up to 7,134,931 million shares of our common stock at an exercise price of $0.60 per share. The warrants are exercisable for a period of five years or, in the case of the $0.60 warrants, the earlier of five years or nine months after the date that this registration statement is declared effective by the SEC. We also issued warrants to purchase an aggregate of 2,497,225 shares of our common stock to the placement agents in the convertible note financing.

Certain investors who were then holders of shares of our Series A preferred stock purchased senior convertible notes in an amount at least equal to 30% of the stated value of such holder’s shares of Series A preferred stock. Upon the final closing of the convertible note financing on May 21, 2008, we (i) exchanged each such holder’s shares of Series A preferred stock (together with the dividends accrued thereon) for shares of our Series B preferred stock, (ii) issued each such holder warrants to purchase a number of shares of our common stock equal to the whole dollar amount of the stated value of such holder’s shares of Series A preferred stock plus such accrued dividends at an exercise price of $0.60 per share, and (iii) amended each such holder’s Series A-1 warrants and Series A-2 warrants to reduce the exercise prices from $3.00 to $1.50, and from $4.00 to $2.00, respectively. The remaining holders of our Series A preferred stock, who did not purchase the convertible notes, received common stock in exchange for their outstanding shares of Series A preferred stock (together with the dividends accrued thereon), at an exchange rate of $0.80 per share of common stock, and warrants to purchase a number of shares of common stock equal to the whole dollar amount of the stated value of such holder’s shares of Series A preferred stock plus such accrued dividends at an exercise price of $0.60 per share. In addition, we amended each such holder’s Series A-1 warrants and Series A-2 warrants to reduce the exercise prices from $3.00 to $1.50, and from $4.00 to $2.00, respectively. The $0.60 warrants are exercisable for a period ending on a date that is the earlier of five years after issuance or nine months after the date that a registration statement covering the resale of the underlying shares under the Securities Act of 1933 is declared effective by the SEC. As a result of these exchange transactions, we currently have no shares of Series A preferred stock outstanding. We are currently evaluating the accounting treatment of these transactions.

Interest on the convertible notes is payable quarterly commencing on July 1, 2008. We may pay interest in cash or additional notes, at our discretion. Upon an event of default, we have agreed to pay to the holder, in cash on demand, interest at 15% per annum on the outstanding principal balance from the date of such event of default until it is cured. In addition, upon an event of default, a holder of a note may declare due and payable the entire unpaid principal balance and all accrued and unpaid interest or demand that such amount be converted into shares of common stock at the conversion rate then in effect. The notes contain standard events of default and remedies, including acceleration, as well as a 110% prepayment obligation in the event of certain major transactions. If we fail to comply with a proper conversion demand, we may be required to pay monetary damages to the holder. Under certain limited circumstances, we may be required to prepay the notes in cash at the greater of 125% of principal or (if conversion is unavailable) a market-based conversion value, plus any other amounts due.

Holders may convert their notes into shares of our common stock at any time at the conversion rate then in effect. The notes will automatically convert into shares of our common stock at the conversion rate then in effect on the first date after November 8, 2008 on which the closing price of our common stock has exceeded $3.00 for twenty consecutive trading days. The initial conversion rate is $0.80, subject to customary adjustments for stock splits, dividends, reclassifications, reorganizations, mergers and similar transactions. In general, if we issue additional securities linked to our common stock for a price per share of such common stock below the then applicable conversion rate, the conversion rate will be reduced to such price, except that any such reductions in the conversion rate will be made on a volume weighted-average basis for any such issuances we make after we raise an additional $10 million in an equity or equity-linked financing with a price of at least $0.80 per share. If the 20-day volume weighted-average price per share at which our common stock is traded or quoted on the first anniversary of the date of issuance of the notes is less than the then applicable conversion rate, the conversion rate will be reset to the greater of $0.50 or such weighted-average price.

Acquisition of rtGO Registered Traveler Solution and Other Agreements with Unisys

Acquisition of rtGO. On May 8, 2008, we acquired certain assets related to Unisys’s rtGO Registered Traveler business for $5.25 million, consisting of $4.25 million in cash and a promissory note for $1.0 million. The assets we acquired include enrollment and verification kiosks and related equipment, intellectual property, prepaid rtGO memberships, the designation and certification of Unisys’s Registered Traveler technology under the SAFETY Act. We also assumed certain material contracts used in Unisys’s rtGO Registered Traveler business, including Unisys’s agreement to be a Registered Traveler service provider at Reno/Tahoe International Airport (RNO).

Note Issued to Unisys. The $1.0 million note we issued to Unisys as partial payment of the purchase price in the rtGO acquisition bears interest at 12% per annum and is due on August 8, 2009. Upon an event of default under the note, we would be required to pay to the holder, in cash on demand, interest at 18% per annum on the outstanding principal balance from the date of such event of default until it is cured. In addition, upon an event of default, the holder would have the right to declare due and payable the entire unpaid principal balance and all accrued and unpaid interest.

Reno/Tahoe International Airport (RNO). In connection with the rtGO acquisition, we assumed the operations of the Registered Traveler program at Reno/Tahoe International Airport (RNO), and thus Reno/Tahoe International Airport (RNO) became our sponsoring entity under the TSA’s Registered Traveler Program. (See “Description of Property.”)

Intellectual Property License Agreement. In connection with the rtGO acquisition, we entered into an intellectual property license agreement with Unisys. Pursuant to the intellectual property license agreement, Unisys retained the right to use certain of the intellectual property we acquired in the rtGO acquisition for purposes outside of a field of use specified in the agreement, and Unisys granted us a license, within the field of use on a word-wide basis, to the intellectual property that we did not acquire in the rtGO acquisition but that was used in or is necessary to the conduct of the rtGO business. The field of use generally includes TSA’s Registered Traveler Program that provides secure access and/or expedited security screening for passengers using a Registered Traveler card or other medium or method, programs that use the Registered Traveler Central Information Management System operated by the American Association of Airport Executives to process enrollments by passengers to a program directed at facilitating secure access and/or expedited security screening, and any other program that is a natural extension of such programs for which a natural person pays a fee to the service provider to participate in the program, all in the United States.

Unisys Services Agreement. In connection with the rtGO acquisition, we entered into a services agreement with Unisys. Pursuant to the services agreement, we agreed with Unisys that we would purchase services from Unisys in the aggregate amount of $3.5 million over a four-year period following the closing of the asset acquisition, $2.0 million of which services are to be purchased within the first two years of such period. The services to be provided by Unisys pursuant to the agreement include services related to the delivery of the assets transferred in the rtGO acquisition as well as ongoing support services with respect to the rtGO assets.

Subscription Renewal Fee Agreement. In connection with the rtGO acquisition, we entered into a subscription renewal fee agreement with Unisys. Pursuant to the subscription renewal fee agreement, we agreed to pay Unisys $5.75 for each renewal of a registered traveler’s subscription with us within a field of use similar to that described above in connection with the intellectual property license agreement, during the period from May 8, 2008 until December 31, 2015.

MANAGEMENT

Directors

The following sets forth our current directors and information concerning their ages and background. All directors hold office until the next annual meeting of stockholders and until their respective successors are elected, except in the case of death, resignation or removal:

Name	Principal Occupation	Age	Director Since
Glenn L. Argenbright	Chief Executive Officer, FLO Corporation	42	2007
Steven M. Oyer	Chief Executive Officer, IdentiPHI, Inc.	53	2007
Kevin M. Mitchell	Chairman, Business Travel Coalition, Inc.	52	2007
Paul R. Aaronson	Managing Member, Stone Keep Capital Management LLC	51	2007

Glenn L. Argenbright has served as our Chief Executive Officer and a member of our board of directors since our formation in March 2007. Prior to joining us, Mr. Argenbright served as Chief Executive Officer of Saflink (now known as IdentiPHI, Inc.) a security solutions company, from December 2000 to September 2006, at which time he became general manager of Saflink’s Registered Traveler Solutions group. Prior to joining Saflink, Mr. Argenbright served as President and Chief Executive Officer of Jotter Technologies, which merged with Saflink in 2000. Mr. Argenbright received a B.A. degree from the University of California at San Diego and a J.D. degree from the University of San Diego.

Steven M. Oyer has served as a member of our board of directors since our formation in March 2007. Mr. Oyer has served as a member of the board of directors of IdentiPHI, Inc. (previously known as Saflink), a security solutions company, since December 2001 and as its Chief Executive Officer since September 2006. Mr. Oyer was a managing director of Standard & Poor’s Investment Services, responsible for global business development, from 2001 to 2005. He has been active in industry associations such as Family Office Exchange and has served on the leadership council of the Institute for Private Investors.

Kevin Mitchell has served as a member of our board of directors since November 2007. Mr. Mitchell has served as chairman of Business Travel Coalition, Inc., a publishing, consulting and buyer advocacy firm, since January 1997. Mr. Mitchell received a B.S. degree from St. Joseph’s University.

Paul R. Aaronson has served as a member of our board of directors since November 2007. Mr. Aaronson is the co-founding partner and has served as the managing member of Stone Keep Capital Management LLC, an investment management company, since March 2008. Mr. Aaronson was self-employed as a financial services consultant from January 2006 through February 2008. From April 2005 to December 2005, Mr. Aaronson served as Chief Executive Officer of PlusFunds Group, Inc., a hedge fund index asset manager. From February 2001 to April 2005, Mr. Aaronson served as Executive Managing Director of Standard & Poor’s Portfolio Services Group, a global business that encompassed S&P’s index business and an investment advisory business. Mr. Aaronson received a B.A. degree from Middlebury College and a J.D. degree from Yale Law School.

Executive Officers and Significant Employees

Our executive officers are generally elected annually at the meeting of our board of directors held in conjunction with the annual meeting of stockholders. The following sets forth our current executive officers and information concerning their age and background:

Name	Position	Age	Position Since
Glenn L. Argenbright	Chief Executive Officer; Director	42	2007
William M. Lutz	President, Chief Financial Officer and Secretary	49	2008
Luke A. Thomas	Executive Vice President, Strategy	44	2007
Colin C. McLaughlin	Senior Vice President, Aviation & Screening	36	2007
Fred P. Fischer	Senior Vice President, Sales	50	2007

Glenn L. Argenbright—for a biographical summary of Mr. Argenbright, see the “Directors” section above.

William M. Lutz has served as our President, Chief Financial Officer and Secretary since May 2008. Prior to joining us, Mr. Lutz served in several positions with Salton, Inc., including as a member of the board of directors from September 2007 until January 2008, as Chief Executive Officer from April 2007 until January 2008, as Chief Financial Officer from December 2005 until January 2008, and as Vice President of Finance from March 2003 until December 2005. Mr. Lutz served as head of corporate consolidation and subsidiary accounting at Capital One Financial from February 2002 until he joined Salton in March 2003. Prior to that time, he held various senior finance positions with manufacturing, consumer products and service companies. Mr. Lutz received an MBA degree in Finance from Rutgers, Graduate School of Management, as well as a B.S. degree in Mechanical Engineering from Rutgers University.

Luke A. Thomas has served as our Executive Vice President, Strategy, since our formation in March 2007. In this position, he oversees all operational facets and strategic initiatives relating to our Registered Traveler solution. Mr. Thomas served as an executive employee focusing on Registered Traveler operations for Saflink, a security solutions company, from 2005 to 2007, where he also served as director of strategic alliances and commercial sales from 2003 to 2005. From 2000 to 2003, Mr. Thomas was director of commercial sales for Identix, Inc. (now L1 Identity Solutions, Inc.), an identity solutions company. Mr. Thomas received a B.S. degree from Pennsylvania State University.

Colin C. McLaughlin has served as our Senior Vice President, Aviation and Screening since our formation in March 2007. In this position, Mr. McLaughlin manages our strategic initiatives and airport operations relating to the Registered Traveler program. Mr. McLaughlin served as vice president of the Registered Traveler Solutions group at Saflink, a security solutions company, from January 2007 to March 2007, where he also served as a senior director and sales manager from 2003 to 2007. From 2001 to 2003, Mr. McLaughlin served as a regional sales manager for Identix, Inc. (now L1 Identity Solutions, Inc.), an identity solutions company. Mr. McLaughlin received a B.S. degree from the University of North Dakota.

Fred P. Fischer has served as our Senior Vice President, Sales, since our formation in March 2007. In this position, Mr. Fischer oversees corporate and strategic sales in connection with our Registered Traveler program. Mr. Fischer served as consultant for Saflink, a security solutions company, from January 2007 to March 2007. From 2005 to 2006, Mr. Fischer served as Senior Vice President, Strategic Sales for Verified Identity Pass, Inc., a Registered Traveler service provider. From January 2005 to November 2005, Mr. Fischer served as senior account director at SITA, Inc., a global aviation industry technology provider. From 2002 to 2004, Mr. Fischer served as Vice President of Global Sales at World Travel BTI, Inc., a travel services company. From 2002 to 2003, Mr. Fischer served as Vice President of Global Business Travel Sales of American Express Travel Related Services, Inc., a credit card and travel service provider, where he also served as Director of Corporate Card Sales from 1999 to 2002, and technical sales manager from 1996 to 1999. Mr. Fischer is a member of Association of Corporate Travel Executives’ Global Traveler Security committee.

Executive Compensation

Summary Compensation

We were incorporated on March 9, 2007. No compensation was earned by, awarded to or paid to our principal executive officer and our two other most highly compensated executive officers in 2006. The following table sets forth information concerning the compensation earned during the fiscal year ended December 31, 2007 by such officers:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)
Glenn L. Argenbright	2007	$240,000	—	—	$240,000
Chief Executive Officer and Secretary
Luke A. Thomas	2007	150,000	—	—	150,000
Executive Vice President, Strategy
Fred Fischer	2007	158,700	—	—	158,700
Senior Vice President, Sales

Employment Agreements, Severance Arrangements, Performance-Based Incentives

We have entered into employment agreements with certain of our executive officers. Our employment arrangements with our named executive officers are described below.

Glenn L. Argenbright. Effective November 28, 2007, we entered into an employment agreement with Glenn L. Argenbright, our Chief Executive Officer. Under his employment agreement, Mr. Argenbright is eligible to receive an annual base salary of $225,000 and incentive compensation based on achievement of targeted goals and objectives. Mr. Argenbright will be reimbursed for reasonable, out-of-pocket business expenses and is eligible for customary benefits generally available to our executive employees, subject to the terms and conditions of our plan documents. Our benefits currently include medical and dental care plans, flexible spending accounts for health and dependent care, a 401(k) plan, paid time off, and life insurance. Mr. Argenbright’s employment is “at will” and may be terminated by Mr. Argenbright or by us at any time, with or without cause. In the event Mr. Argenbright voluntarily resigns without good reason or we terminate him for cause, he will only receive his base salary then in effect and benefits earned and payable as of the date of termination. In the event Mr. Argenbright resigns with good reason or we terminate him without cause, subject to his compliance with the surviving terms of the employment agreement and his execution of a full general release, we must pay him a severance package. The severance package would include: (a) a lump sum amount equivalent to 9 months of his then-effective base salary plus benefits, payable on the next Company payday; (b) payment of his COBRA insurance premiums for 9 months; (c) the right to retain his laptop computer and personal digital assistant, subject to his delivery of such devices to us for removal of proprietary information; and (d) 100% acceleration as of the termination date of all of his then-unvested options to acquire shares of our common stock.

Luke A. Thomas. Effective April 1, 2007, we entered into an employment agreement with Luke A. Thomas, our Executive Vice President, Strategy. Under his employment agreement, Mr. Thomas is eligible to receive an annual base salary of $150,000 and incentive compensation based on achievement of targeted goals and objectives. Mr. Thomas will be reimbursed for reasonable, out-of-pocket business expenses and is eligible for customary benefits generally available to our executive employees, subject to the terms and conditions of our plan documents. Our benefits currently include medical and dental care plans, flexible spending accounts for health and dependent care, a 401(k) plan, paid time off, and life insurance. Mr. Thomas’s employment is “at will” and may be terminated by Mr. Thomas or by us at any time, with or without cause. In the event Mr. Thomas voluntarily resigns or we terminate him for cause, he will only receive his base salary then in effect and benefits earned and payable as of the date of termination. In the event we terminate Mr. Thomas without cause, we must provide him 30 days’ advance written notice and, subject to his compliance with the surviving terms of the employment agreement and his execution of a full general release, we must pay him a severance amount equivalent to 6 months of his then-effective base salary plus benefits.

Fred P. Fischer. Effective April 1, 2007, we entered into an employment agreement with Fred P. Fischer, our Senior Vice President, Sales. Under his employment agreement, Mr. Fischer is eligible to receive an annual base salary of $158,700 and incentive compensation based on achievement of targeted goals and objectives. Mr. Fischer will be reimbursed for reasonable, out-of-pocket business expenses and is eligible for customary benefits generally available to our executive employees, subject to the terms and conditions of our plan documents. Our benefits currently include medical and dental care plans, flexible spending accounts for health and dependent care, a 401(k) plan, paid time off, and life insurance. Mr. Fischer’s employment is “at will” and may be terminated by Mr. Fischer or by us at any time, with or without cause. In the event Mr. Fischer voluntarily resigns or we terminate him for cause, he will only receive his base salary then in effect and benefits earned and payable as of the date of termination. In the event we terminate Mr. Fischer without cause, we must provide him 30 days’ advance written notice and, subject to his compliance with the surviving terms of the employment agreement and his execution of a full general release, we must pay him a severance amount equivalent to 4 months of his then-effective base salary plus benefits.

Outstanding Equity Awards at Fiscal Year End

As of the end of our fiscal year ended December 31, 2007, we had no outstanding equity awards.

Compensation of Directors

In 2007, our directors did not receive compensation for their services to us as members of our board of directors. Our board of directors, based on competitive data, determined the cash and equity compensation structure as set forth below to be paid to members of the board of directors and committees of the board of directors who are not employees, effective as of January 1, 2008:

•

each non-employee director receives (i) an annual retainer of $15,000, payable in quarterly installments, (ii) an annual grant of stock purchase rights for our common stock (with a purchase price of $0.01 per share), granted concurrently with our annual meeting, valued at $30,000 based on publicly quoted prices from the preceding trading day, and vesting one year later if the director shall have served on our board until such time, and (iii) $1,000 for each full board or committee meeting attended in person and $500 for each full board or committee meeting attended telephonically;

•	the audit committee chair receives an annual retainer of $10,000, payable in quarterly installments;

•	each non-employee audit committee member other than the chair receives an annual retainer of $5,000, payable in quarterly installments;

•	other committee chairs receive annual retainers of $5,000, payable in quarterly installments;

•	other committee members other than chairs receive annual retainers of $2,500, payable in quarterly installments;

Equity Compensation Plan Information

We currently maintain one compensation plan that provides for the issuance of our common stock to officers and other employees, directors and consultants. This is the FLO Corporation 2007 Equity Incentive Plan, or our 2007 Plan, which has been approved by our stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plan as of December 31, 2007:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	—	$—	1,300,000	(1)
Equity compensation plans not approved by stockholders	—	—	—
Total	—	—	1,300,000

(1)	Under the terms of our 2007 Plan, the maximum aggregate number of shares that may be issued under our 2007 Plan shall be cumulatively increased on April 1, 2008, and on each subsequent April 1 through and including April 1, 2017, by a number of shares equal to the smaller of (i) five percent (5%) of the number of shares of common tock issued and outstanding on the immediately preceding March 31 or (ii) an amount determined by our board of directors.

FLO Corporation 2007 Equity Incentive Plan

We have one equity incentive plan, our 2007 Plan. Our 2007 Plan is administered by our compensation committee. The purpose of our 2007 Plan is to advance the interests of FLO Corporation and our stockholders by attracting, retaining and rewarding persons performing services for us and to motivate such persons to contribute to our growth and profitability.

Issuance of Awards. The issuance of awards under our 2007 Plan is at the discretion of our board of directors, which has the authority to determine the persons to whom any awards shall be granted and the terms, conditions and restrictions applicable to any award. Under our 2007 Plan, we may grant stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance awards, and other cash-based or stock-based awards to employees and consultants. Our 2007 Plan also authorizes the grant of awards of stock options, stock appreciation rights, restricted stock and restricted stock units to non-employee members of the board of directors and deferred compensation awards to officers, directors and certain management or highly compensated employees. Our 2007 Plan authorizes the issuance of up to 1,300,000 shares of our common stock for the foregoing awards. As of December 31, 2007, we had made no awards under our 2007 Plan and 1,300,000 shares were available for future awards under our 2007 Plan. As of December 31, 2007, we had not adopted any performance targets or other goals or objectives that must be met in order to issue awards under our 2007 Plan and we had not yet determined whether we will do so.

Exercise Price for Options. The exercise price per share for a stock option grant must be no less than 100% of the fair market value per share on the date of grant. The exercise price per share for an incentive stock option grant to an employee who, at the time of grant, owns stock representing more than 10% of the voting power of all classes of stock of Saflink or any parent or subsidiary, must be no less than 110% of the fair market value per share on the date of grant. For nonstatutory stock option grants, the administrator determines the exercise price per share.

Payment of Exercise Price. Generally, the option exercise price may be paid in cash, by check, by cashless exercise, by net exercise or by tender or attestation of ownership of shares having a fair market value not less than the exercise price and that either (A) have been owned by the optionee for more than six months and not used for another exercise by tender or attestation, or (B) were not acquired, directly or indirectly, from us.

Exercisability and Vesting. At the time an award is granted, the administrator must fix the period within which the award may be exercised and determine any conditions that must be satisfied before the award may be exercised.

Term of Options. The maximum term of an option granted under our 2007 Plan is ten years.

Transferability of Awards. Options are nontransferable by the optionee other than by will or by the laws of descent and distribution and are exercisable during the optionee’s lifetime only by the optionee. Our 2007 Plan also limits the transferability of stock appreciation rights, restricted stock awards, restricted stock units and, prior to payment or settlement, performance awards, cash-based awards and other stock-based awards.

Change in Control. Our 2007 Plan provides that in the event of our merger with or into another corporation, the sale of substantially all of our assets, or the sale or exchange of more than 50% of our voting stock, each outstanding award shall be assumed or an equivalent award substituted by the surviving, continuing, successor or purchasing corporation or a parent thereof. The administrator may also deem an award assumed if the award confers the right to the award-holder to receive, for each share of stock subject to an award immediately prior to the change in control, the consideration that a stockholder is entitled on the effective date of the change in control.

Amendment and Termination. The administrator may at any time amend, suspend or terminate our 2007 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

This summary of certain agreements we have entered into with our stockholders does not purport to be complete and is qualified in its entirety by reference to the respective agreements, a copy of each of which is filed or incorporated by reference as an exhibit to this report. We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of these types.

12% Convertible Note Financing

From April to May, 2008, in a private placement to accredited investors, including Mr. Argenbright, who is our Chief Executive Officer and a member of our board of directors, and Steven M. Oyer, who is a member of our board of directors, we issued approximately $7.1 million in principal amount of our 12% senior convertible notes due 2010 together with warrants to purchase up to 8,918,661 million shares of our common stock at an exercise price of $0.75 per share and warrants to purchase up to 7,134,931 million shares of our common stock at an exercise price of $0.60 per share. The warrants are exercisable for a period of five years or, in the case of the $0.60 warrants, the earlier of five years or nine months after the date that this registration statement is declared effective by the SEC. We also issued warrants to purchase an aggregate of 2,497,225 shares of our common stock to the placement agents in the convertible note financing.

Interest on the notes is payable quarterly commencing on July 1, 2008. The interest may be paid in cash or additional notes, at our discretion. Upon an event of default, the holder is entitled to interest at 15% per annum on the outstanding principal balance from the date of such event of default until it is cured, in cash on demand. In addition, upon an event of default, a holder of a note may declare due and payable the entire unpaid principal balance and all accrued and unpaid interest or demand that such amount be converted into shares of common stock at the conversion rate then in effect. The notes contain standard events of default and remedies, including acceleration, as well as a 110% prepayment obligation in the event of certain major transactions. If we fail to comply with a proper conversion demand, it may be required to pay monetary damages to the holder. Under certain limited circumstances, it may be required to prepay the notes in cash at the greater of 125% of principal or (if conversion is unavailable) a market-based conversion value, plus any other amounts due.

Holders may elect to convert their notes into shares of common stock at any time at the conversion rate then in effect. The notes will automatically convert into shares of common stock at the conversion rate then in effect on the first date after November 8, 2010 on which the closing price of the common stock has exceeded $3.00 for twenty consecutive trading days. The initial conversion rate is $0.80, subject to customary adjustments for stock splits, dividends, reclassifications, reorganizations, mergers and similar transactions. In general, if we issue additional securities linked to our common stock for a price per share of such common stock below the then applicable conversion rate, the conversion rate will be reduced to such price, except that any such reductions in the conversion rate will be made on a volume weighted-average basis for any such issuances made after an additional $10.0 million is raised in an equity or equity-linked financing with a price of at least $0.80 per share. If the 20-day volume weighted-average price per share at which the common stock is traded or quoted on the first anniversary of the date of issuance of the notes is less than the then applicable conversion rate, the conversion rate will be reset to the greater of $0.50 or such weighted-average price.

Certain investors who were then holders of shares of our Series A preferred stock, including Mr. Argenbright, who is our Chief Executive Officer and a member of our board of directors, and Steven M. Oyer, who is a member of our board of directors, purchased senior convertible notes in an amount at least equal to 30% of the stated value of such holder’s shares of Series A preferred stock. Upon the final closing of the convertible note financing on May 21, 2008, we (i) exchanged each such holder’s shares of Series A preferred stock (together with the dividends accrued thereon) for shares of our Series B preferred stock, (ii) issued each such holder warrants to purchase a number of shares of our common stock equal to the whole dollar amount of the stated value of such holder’s shares of Series A preferred stock plus such accrued dividends at an exercise price of $0.60 per share, and (iii) amended each such holder’s Series A-1 warrants and Series A-2 warrants to reduce the exercise prices from $3.00 to $1.50, and from $4.00 to $2.00, respectively. The remaining holders of our Series A preferred stock, who did not purchase the convertible notes, received common stock in exchange for their outstanding shares of Series A preferred stock (together with the dividends accrued thereon), at an exchange rate of $0.80 per share of common stock, and warrants to purchase a number of shares of common stock equal to the whole dollar amount of the stated value of such holder’s shares of Series A preferred stock plus such accrued dividends at an exercise price of $0.60 per share. In addition, we amended each such holder’s Series A-1 warrants and Series A-2 warrants to reduce the exercise prices from $3.00 to $1.50, and from $4.00 to $2.00, respectively. The $0.60 warrants are exercisable for a period ending on a date that is the earlier of five years after issuance or nine months after the date that a registration statement covering the resale of the underlying shares under the Securities Act of 1933 is declared effective by the SEC. As a result of these exchange transactions, we currently have no shares of Series A preferred stock outstanding.

Registration Rights Agreements

In connection with our Series A preferred stock financing, we entered into, and have amended, a registration rights agreement with certain of our stockholders. Parties to the agreement include Glenn L. Argenbright, who is our Chief Executive Officer and a member of our board of directors, Steven M. Oyer, who is a member of our board of directors, and other investors in our Series A preferred stock financing who are or were beneficial owners of more than 5% of a class of our voting securities, including Saflink (now known as IdentiPHI, Inc.), Enable Growth Partners LP, Enable Opportunity Partners LP, Lyrical Opportunity Partners II LP, Lyrical Opportunity Partners II Ltd, Melleos Onshore Fund LLC, Forum Partners, International RAM, Cranshire Capital LP, Crescent Capital, London Family Trust, Robert S. London, Trustee, Nite Capital, Mary Farrell, Pierce Diversified Master Fund LLC ENA, Soundpost Capital Offshore, Ltd., Soundpost Capital, LP, Soundpost Master Trust, SXJE LLC and ViewTrade Securities, Inc. Under the agreement, we agreed to file with the SEC a registration statement to register our common stock under the Exchange Act, on or before October 5, 2007. We agreed to use commercially reasonable efforts to file with the SEC a registration statement covering the resale of the shares of common stock issuable upon conversion of our Series A preferred stock and upon the exercise of the Series A-1 warrants and the Series A-2 warrants and to keep this registration statement continuously effective for up to three years after the effective date.

In connection with our 12% senior convertible note financing, we entered into a registration rights agreement with the purchasers of those notes. Parties to the agreement include Messrs. Argenbright and Oyer. Under the agreement, we agreed to file with the SEC, within 45 days from the issuance of the notes, a registration statement covering the resale of the shares of common stock issuable upon the exercise of the warrants issued together with the notes and to use our commercially reasonable efforts to keep this registration statement continuously effective for up to five years after the date the notes were issued.

Asset Purchase

On April 16, 2007, we purchased all of the assets of Saflink (now known as IdentiPhi, Inc.) and assumed certain liabilities related to its Registered Traveler business. We paid $6.3 million for the assets by issuing Saflink a promissory note that accrues interest at 8% per annum and is due April 16, 2008. On August 24, 2007, we paid Saflink the remaining principal balance of the promissory note through a combination of cash and the cancellation of approximately $1.9 million of outstanding Saflink debt that had been assigned to us. At the time of the asset purchase, Saflink owned all of our issued and outstanding shares of common stock. IdentiPHI, Inc. (formerly Saflink) no longer owns any of our capital stock.

Promissory Note Issued by Saflink to Glenn L. Argenbright

In connection with Saflink’s severance agreement with Mr. Argenbright, Saflink issued Mr. Argenbright a promissory note for $140,000 accruing interest at 8% per annum and due and payable in four equal quarterly installments, with the first such installment due April 1, 2008. Mr. Argenbright participated in our April 2007 issuance of approximately $3.5 million in aggregate convertible promissory notes, which automatically converted into our Series A preferred stock in connection with our Series A preferred stock financings in July and August of 2007. In consideration for $150,000 in convertible notes in that offering, Mr. Argenbright paid us $10,000 in cash and assigned us the $140,000 note issued to him by Saflink, which at the time of the transaction owned all of our issued and outstanding common stock. We cancelled the $140,000 note in exchange for a dollar-for-dollar reduction in the principal amount of debt we owed to Saflink.

Software Development Agreement

On May 29, 2007, we entered into a software development agreement with International RAM. Chris Mashburn, International RAM’s Chief Executive Officer and President, was a member of our board of directors when we entered into the agreement. Under the agreement, International RAM agreed to develop technical designs for and use its best efforts to complete our facility server application, authentication application and related software, components and code. We will own all materials, software, tools, data, inventions, works of authorship and other innovations that International RAM may develop in the course of performing its services to us, and we acquired certain licenses of International RAM’s prior intellectual property. During the term of the agreement, International RAM employees assigned to the project may not perform services or provide material or information to any of our competitors. We will pay hourly fees according to a fee schedule to International RAM, reimburse its approved out-of-pocket expenses, and pay taxes in connection with the services its provides. We have paid $300,000 to International RAM as a deposit against the costs and fees that accrue under the agreement, which we expect will be the total dollar value of the transaction. We may terminate the agreement for any reason upon 30-days written notice, and either party may terminate the agreement immediately in the event of a material breach.

Consulting Agreement

On June 8, 2007, we entered into a consulting agreement with Business Travel Coalition, Inc., or BTC. Kevin M. Mitchell, a member of our board of directors, serves as chairman of BTC. Under the agreement, BTC agreed to provide marketing, communications, industry advisory, and strategic consulting services to us. During the consulting period, we will pay a monthly fee of $20,000 to BTC and reimburse its approved out-of-pocket expenses. We expect that the dollar value involved in the transaction, assuming the agreement continues through its term, will be approximately $720,000. The agreement will continue until February 28, 2010, unless earlier terminated. Either party may terminate the agreement for any reason upon 60-days written notice or immediately upon the other party’s uncured material breach.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of July 8, 2008, information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of 5% or more of any class of our voting securities;

•	each of our current directors and nominees;

•	each of our current named executive officers; and

•	all current directors and named executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security and includes any securities that person or group has the right to acquire within 60 days after the measurement date, such as pursuant to warrants or conversion privileges in connection with our Series B preferred stock. This table is based on information supplied by officers, directors and principal stockholders. Except as otherwise indicated, we believe that each of the beneficial owners of the common stock listed below, based on the information such beneficial owner has given to us, has sole investment and voting power with respect to such beneficial owner’s shares, except where community property laws may apply.

For purposes of the columns for common stock and Series B preferred stock, in accordance with rules of the SEC, shares of common stock underlying securities that a person has the right to acquire within 60 days after the measurement date are deemed to be beneficially owned by such person for the purpose of computing the person’s percentage ownership but are not treated as outstanding for the purpose of computing any other person’s ownership percentage.

	Shares Beneficially Owned
	Common Stock						Series B Preferred Stock
Name and Address of Beneficial Owner(1)	Total Outstanding		Shares Underlying Convertible Securities(2)		Total	Percent of Class(3)	Total	Percent of Class(4)
Directors and named executive officers
Glenn L. Argenbright	1,859	(5)	141,523	(6)	143,382	4.9%	19.9890	1.3%
Steven M. Oyer	50,000	(7)	90,901	(8)	140,901	4.9%	3.3314	*
William M. Lutz	175,000	(9)	—		175,000	6.3%	—	—
Kevin Mitchell	25,000	(10)	—		25,000	*	—	—
Paul Aaronson	25,000	(10)	—		25,000	*	—	—
Luke A. Thomas	—		—		—	—	—	—
Fred P. Fischer	—		—		—	—	—	—
All directors and executive officers as a group (8 persons)	275,000		236,956		511,956	18.0%	23.3204	1.5%

Beneficial owners of 5%
Entities affiliated with Enable Capital(11)	—		143,478		143,478	4.9%	252.3457	16.6%
Forum Partners(12)	3,350		139,955		143,305	4.9%	86.0018	5.7%
International Ram Associates, LLC(13)	—		143,478		143,478	4.9%	79.9559	5.3%
London Family Trust, Robert S. London TTEE(14)	265,055		—		265,055	9.5%	—	—
Entities affiliated with Lyrical Opportunity(15)	—		143,478		143,478	4.9%	236.5676	15.6%
Entities affiliated with Soundpost Capital(16)	—		143,478		143,478	4.9%	148.2154	9.8%
SXJE LLC(17)	—		143,478		143,478	4.9%	369.5771	24.3%

*	Less than one percent.
(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address of the beneficial owner is FLO Corporation, 14000 Thunderbolt Place, Building R, Chantilly, Virginia 20151.
(2)	Represents the aggregate number of shares of our common stock underlying convertible securities, options or warrants convertible or exercisable within 60 days of July 8, 2008.
(3)	Calculated on the basis of 2,784,649 shares of our common stock issued and outstanding as of July 8, 2008, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after July 8, 2008 are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership.
(4)	Calculated on the basis of 1,519.9994 shares of our Series B preferred stock issued and outstanding as of July 8, 2008.
(5)	Consists of shares of common stock issued in connection with our spin off from Saflink.
(6)	Represents the maximum number of shares of common stock this holder has the right to acquire within 60 days of July 8, 2008, pursuant to the exercise or conversion of shares of Series B preferred stock, 12% senior convertible notes or warrants.
(7)	Includes 25,000 shares of common stock and 25,000 shares of restricted stock that will vest in full on February 1, 2009.
(8)	Represents the maximum number of shares of common stock this holder has the right to acquire within 60 days of July 8, 2008, pursuant to the exercise or conversion of shares of Series B preferred stock, 12% senior convertible notes or warrants.
(9)	Consists of restricted stock that will vest in equal quarterly installments over a two-year period.
(10)	Consists of restricted stock that will vest in full on February 1, 2009.
(11)	Represents the maximum number of shares of common stock this holder has the right to acquire within 60 days of July 8, 2008, pursuant to the exercise or conversion of shares of Series B preferred stock, 12% senior convertible notes or warrants held by Enable Growth Partners LP (“EGP”), Enable Opportunity Partners LP (“EOP”) and Pierce Diversified Strategy Master Fund LLC, Ena (“PDSMF”). Mitch Levine is the managing partner of EGP, EOP and PDSMF and, as such, has voting and investment power with respect to these securities. EGP, EOP and PDSMF are affiliated with Enable Capital, LLC, a registered broker-dealer. EGP, EOP and PDSMF have indicated to us that each acquired the securities in the ordinary course of business and, at the time of acquisition, did not have any plans or proposals, directly or with another person, to distribute the securities. The address for these stockholders is One Ferry Building, Suite 255, San Francisco, CA 94111.
(12)	Includes 3,350 shares of common stock issued in connection with our spin off from Saflink and the maximum number of shares of common stock this holder has the right to acquire within 60 days of July 8, 2008, pursuant to the exercise or conversion of shares of Series B preferred stock, 12% senior convertible notes or warrants. Arnold Mullen is the managing partner of Forum Partners and, as such, has voting and investment power. The address of this stockholder is 3801 PGA Boulevard Street, 910, Palm Beach Gardens, FL 33410.
(13)	Represents the maximum number of shares of common stock this holder has the right to acquire within 60 days of July 8, 2008, pursuant to the exercise or conversion of shares of Series B preferred stock, 12% senior convertible notes or warrants. Chris Mashburn is president and chief executive officer of International RAM Associates, LLC and, by virtue of his positions, may be deemed to beneficially own such shares. Mr. Mashburn disclaims beneficial ownership of such shares. The address of this stockholder is 11044 Research Boulevard, Suite D-200, Austin, TX 78759.
(14)	The address of this stockholder is 212 Aurora Drive; Montecito, CA 93108.

(15)	Represents the maximum number of shares of common stock this holder has the right to acquire within 60 days of July 8, 2008, pursuant to the exercise or conversion of shares of Series B preferred stock, 12% senior convertible notes or warrants held by Lyrical Opportunity Partners II LP and Lyrical Opportunity Partners II Ltd. Jeffrey Keswin is managing member of the general partner of the general partner of Lyrical Opportunity Partners II LP, and is managing member of the general partner of Lyrical Opportunity Partners II Ltd, and therefore has voting and investment power with respect to these securities. The address of these stockholders is 405 Park Avenue, 6th Floor, New York, NY 10022.
(16)	Represents the maximum number of shares of common stock this holder has the right to acquire within 60 days of July 8, 2008, pursuant to the exercise or conversion of shares of Series B preferred stock, 12% senior convertible notes or warrants held by HFR HE Soundpost Master Trust (“HFR”), Soundpost Capital Offshore, Ltd. (“SCO”) and Soundpost Capital, LP (“SC”). Soundpost Partners, LP (“SPLP”) is the trading manager of HFR and investment manager of SCO and SC. Jaime Lester is the investment manager of HFR, the managing member of SCO and SC, and the general partner of SPLP. As such, Mr. Lester has voting and investment power with respect to these securities. The address of HFR is 10 S. Riverside Plaza, Suite 700, Chicago, IL 60606, and the address of Jaime Lester, SCO and SC is 405 Park Avenue, 6th Floor, New York, NY 10022.
(17)	Represents the maximum number of shares of common stock this holder has the right to acquire within 60 days of July 8, 2008, pursuant to the exercise or conversion of shares of Series B preferred stock, 12% senior convertible notes or warrants. Sam Eyde, as managing member of SXJE LLC, has voting and investment power with respect to these securities. The address of this stockholder is 2800 Bryon Circle, Lansing, MI 48912.

SELLING STOCKHOLDERS

The following table sets forth the number of shares beneficially owned by each of the selling stockholders as of July 8, 2008. None of the selling stockholders has held a position or office or had a material relationship with us within the past three years other than as a result of the ownership of our common stock or other securities of ours or as a result of being a service provider to us. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below.

Beneficial ownership is determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. This table is based upon information supplied to us by the selling stockholders and information filed with the SEC. Except as otherwise indicated, we believe that each selling stockholder has sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by it. The percentage of the selling stockholders’ beneficial ownership after the offering is based on 2,784,649 shares of our common stock outstanding as of July 8, 2008, and assumes the sale of all of the shares offered by this prospectus.

We may amend or supplement this prospectus from time to time in the future to update or change this list and shares which may be resold.

Selling Stockholder (1)	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Number of Shares Registered for Sale Hereby (2)	Number of Shares of Common Stock to be Beneficially Owned after Completion of the Offering (3)	Percentage of Shares to be Beneficially Owned after Completion of the Offering (3)
Baci Associates, LLC (4)	143,478	315,469	374,647	1.1%
Bartee, Thomas W. (5)	25,469	9,542	15,927	*
Beard, Thomas K. (4)	143,477	82,776	69,179	*
Cohagen, John R. (4)	143,478	86,760	103,485	*
Crescent International Ltd. (4)	143,478	587,311	534,764	1.6%
Cristan, Louis & Kathy (6)	139,785	57,252	95,676	*
Czirr, James C. Trust U/A/D 2/20/2004, James C. Czirr TTEE (4)	94,814	43,232	51,582	*
Downes, Greg (4)	143,478	136,633	158,812	*
Dreyfuss, David (7)	138,356	79,516	132,729	*
Enable Growth Partners LP (8)	143,478	4,233,787	1,702,451	4.9%
Enable Opportunity Partners LP (9)	143,478	847,715	794,247	2.3%
Erickson, Dennis (4)	143,478	98,144	117,064	*
Farrell, Mary (4)	143,478	262,016	312,623	*
Ferro, Gerald (4)	143,478	173,522	206,971	*
Forum Partners (4)	143,305	1,543,205	1,702,279	4.9%
Franco, Thomas J. (4)	143,478	136,633	158,812	*
Fujioka, Theodore M. (4)	94,814	43,232	51,582	*
Garmus Living Trust DTD 10/17/02 David and Caren Garmus TTEE (4)	138,898	63,334	75,564	*
Gaspar, Kenneth A. (4)	143,478	135,829	157,474	*
Hansen, George D. (4)	107,601	49,071	58,530	*
HFR HE Soundpost Master Trust (10)	143,478	308,886	423,933	1.3%
Higley, Tony (11)	70,684	26,526	44,158	*
International Ram Associates LC (4)	143,478	1,450,853	1,526,162	4.4%
Jensen, Michael (4)	143,478	98,144	117,064	*
Kane, Scot A. (12)	140,078	52,788	88,207	*

Selling Stockholder (1)	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Number of Shares Registered for Sale Hereby (2)	Number of Shares of Common Stock to be Beneficially Owned after Completion of the Offering (3)	Percentage of Shares to be Beneficially Owned after Completion of the Offering (3)
Kuharchik Construction Inc. Retirement PSP Dtd 1-21-92 Walter Kuharchik TTEE, Rhonda Kuharchik TTEE (4)	143,478	81,980	95,287	*
Leonard, Thomas M. (4)	143,478	85,195	100,640	*
Levin, William M. (4)	95,121	43,379	51,742	*
London Family Trust Robert S. London TTEE (13)	265,055	212,044	353,943	1.1%
Lyrical Opportunity Partners II LP (14)	143,478	1,312,728	1,702,451	4.9%
Lyrical Opportunity Partners II Ltd. (15)	143,478	1,491,379	1,702,451	4.9%
Maciorowski, John A. (4)	143,478	98,144	117,064	*
Maciorowski, Robert E. (4)	143,478	98,144	117,064	*
Manthous, Demetrios (4)	143,478	98,144	117,064	*
Melleos Onshore Fund LLC (4)	143,478	809,894	966,019	2.8%
Mennes, C. Martin & Linda B. (16)	25,469	9,542	15,927	*
Midsummer Ventures, LP (4)	143,478	3,937,500	1,702,451	4.9%
Orme, Nathaniel, IRA (4)	68,489	31,234	37,255	*
Pierce Diversified Strategy Master Fund LLC, Ena (4)	143,478	564,610	528,608	1.6%
Rosen, Harry IRA (4)	143,471	112,500	50,122	*
Rosenthal, Seymour IRA (17)	126,897	47,510	79,387	*
Sledz, Kelda, Trust of Kelda Sledz dated 5/3/07 (4)	143,478	136,311	158,277	*
Sledz, Timothy (4)	49,001	33,750	15,251	*
Soundpost Capital Offshore, Ltd. (18)	143,478	693,611	952,342	2.8%
Soundpost Capital, LP (19)	143,478	753,315	1,034,202	3.0%
SXJE LLC (4)	143,478	5,576,194	1,702,451	4.9%
Truong, Ngoc-Tien and Peggy I. Hui (4)	143,478	78,605	93,787	*
Vicis Capital Master Fund (4)	143,478	2,506,656	1,385,551	4.0%
Wyont, Charles and Karen (4)	94,814	43,232	51,582	*
Wysocki, Edward (4)	40,094	19,667	20,427	*
Yaskowitz, Peter (4)	143,478	87,338	104,207	*
Ziegler, Gary (20)	76,138	28,506	47,632	*
TOTAL SHARES OFFERED		29,913,288

*	Less than one percent.
(1)	Except as otherwise indicated, we believe that the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.
(2)	Consists of shares of common stock issuable upon exercise of warrants at an exercise price of $0.75 per share and shares of common stock issuable upon exercise of warrants to purchase shares of our common stock at an exercise price $0.60 per share, not all of which shares may be deemed to be beneficially owned by the selling stockholders.
(3)

We do not know when or in what amounts the selling stockholders will offer shares for sale, if at all. The selling stockholders may sell any or all of the shares included in and offered by this prospectus. Because the selling stockholder may offer all or some of the shares pursuant to this offering, we cannot estimate the number of shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that after completion of the offering all of the securities registered will be sold by the selling stockholders. The percentage of shares to be beneficially owned after completion of the offering is calculated on the basis of 33,041,465 shares of our common stock issued and outstanding following completion of the offering and sale by the selling stockholders.
(4)	Represents the maximum aggregate number of shares of common stock this holder has the right to acquire within 60 days of July 8, 2008, pursuant to the exercise or conversion of shares of Series B preferred stock, 12% senior convertible notes or warrants.
(5)	Includes 11,927 outstanding shares of common stock and the maximum number of shares of common stock this holder has the right to acquire within 60 days of July 8, 2008, pursuant to the exercise or conversion of shares of Series B preferred stock, 12% senior convertible notes or warrants.
(6)	Includes 71,565 outstanding shares of common stock and the maximum number of shares of common stock this holder has the right to acquire within 60 days of July 8, 2008, pursuant to the exercise or conversion of shares of Series B preferred stock, 12% senior convertible notes or warrants.
(7)	Includes 99,395 outstanding shares of common stock and the maximum number of shares of common stock this holder has the right to acquire within 60 days of July 8, 2008, pursuant to the exercise or conversion of shares of Series B preferred stock, 12% senior convertible notes or warrants.
(8)	Represents the maximum number of shares of common stock this holder has the right to acquire within 60 days of July 8, 2008, pursuant to the exercise or conversion of shares of Series B preferred stock, 12% senior convertible notes or warrants. Mitch Levine is the managing partner of Enable Growth Partners LP (“EGP”), Enable Opportunity Partners LP (“EOP”) and Pierce Diversified Strategy Master Fund LLC, Ena (“PDSMF”) and, as such, has voting and investment power with respect to these securities. EGP, EOP and PDSMF are affiliated with Enable Capital, LLC, a registered broker-dealer. EGP, EOP and PDSMF have indicated to us that each acquired the securities in the ordinary course of business and, at the time of acquisition, did not have any plans or proposals, directly or with another person, to distribute the securities.
(9)	Represents the maximum number of shares of common stock this holder has the right to acquire within 60 days of July 8, 2008, pursuant to the exercise or conversion of shares of Series B preferred stock, 12% senior convertible notes or warrants. Mitch Levine is the managing partner of Enable Growth Partners LP (“EGP”), Enable Opportunity Partners LP (“EOP”) and Pierce Diversified Strategy Master Fund LLC, Ena (“PDSMF”) and, as such, has voting and investment power with respect to these securities. EGP, EOP and PDSMF are affiliated with Enable Capital, LLC, a registered broker-dealer. EGP, EOP and PDSMF have indicated to us that each acquired the securities in the ordinary course of business and, at the time of acquisition, did not have any plans or proposals, directly or with another person, to distribute the securities.
(10)	Represents the maximum number of shares of common stock this holder has the right to acquire within 60 days of July 8, 2008, pursuant to the exercise or conversion of shares of Series B preferred stock, 12% senior convertible notes or warrants. Soundpost Partners, LP (“SPLP”) is the trading manager of HFR HE Soundpost Master Trust (“HFR”) and investment manager of Soundpost Capital Offshore, Ltd. (“SCO”) and Soundpost Capital, LP (“SC”). Jaime Lester is the investment manager of HFR, the managing member of SCO and SC, and the general partner of SPLP. As such, Mr. Lester has voting and investment power with respect to securities owned by these entities.
(11)	Includes 33,158 outstanding shares of common stock and the maximum number of shares of common stock this holder has the right to acquire within 60 days of July 8, 2008, pursuant to the exercise or conversion of shares of Series B preferred stock, 12% senior convertible notes or warrants.
(12)	Includes 65,985 outstanding shares of common stock and the maximum number of shares of common stock this holder has the right to acquire within 60 days of July 8, 2008, pursuant to the exercise or conversion of shares of Series B preferred stock, 12% senior convertible notes or warrants.
(13)	Includes 265,055 outstanding shares of common stock and the maximum number of shares of common stock this holder has the right to acquire within 60 days of July 8, 2008, pursuant to the exercise or conversion of shares of Series B preferred stock, 12% senior convertible notes or warrants.
(14)	Represents the maximum number of shares of common stock this holder has the right to acquire within 60 days of July 8, 2008, pursuant to the exercise or conversion of shares of Series B preferred stock, 12% senior convertible notes or warrants. Jeffrey Keswin is managing member of the general partner of the general partner of Lyrical Opportunity Partners II LP, and is managing member of the general partner of Lyrical Opportunity Partners II Ltd, and therefore has voting and investment power with respect to these securities.

(15)	Represents the maximum number of shares of common stock this holder has the right to acquire within 60 days of July 8, 2008, pursuant to the exercise or conversion of shares of Series B preferred stock, 12% senior convertible notes or warrants. Jeffrey Keswin is managing member of the general partner of the general partner of Lyrical Opportunity Partners II LP, and is managing member of the general partner of Lyrical Opportunity Partners II Ltd, and therefore has voting and investment power with respect to these securities.
(16)	Includes 11,927 outstanding shares of common stock and the maximum number of shares of common stock this holder has the right to acquire within 60 days of July 8, 2008, pursuant to the exercise or conversion of shares of Series B preferred stock, 12% senior convertible notes or warrants.
(17)	Includes 59,387 outstanding shares of common stock and the maximum number of shares of common stock this holder has the right to acquire within 60 days of July 8, 2008, pursuant to the exercise or conversion of shares of Series B preferred stock, 12% senior convertible notes or warrants.
(18)	Represents the maximum number of shares of common stock this holder has the right to acquire within 60 days of July 8, 2008, pursuant to the exercise or conversion of shares of Series B preferred stock, 12% senior convertible notes or warrants. Soundpost Partners, LP (“SPLP”) is the trading manager of HFR HE Soundpost Master Trust (“HFR”) and investment manager of Soundpost Capital Offshore, Ltd. (“SCO”) and Soundpost Capital, LP (“SC”). Jaime Lester is the investment manager of HFR, the managing member of SCO and SC, and the general partner of SPLP. As such, Mr. Lester has voting and investment power with respect to securities owned by these entities.
(19)	Represents the maximum number of shares of common stock this holder has the right to acquire within 60 days of July 8, 2008, pursuant to the exercise or conversion of shares of Series B preferred stock, 12% senior convertible notes or warrants. Soundpost Partners, LP (“SPLP”) is the trading manager of HFR HE Soundpost Master Trust (“HFR”) and investment manager of Soundpost Capital Offshore, Ltd. (“SCO”) and Soundpost Capital, LP (“SC”). Jaime Lester is the investment manager of HFR, the managing member of SCO and SC, and the general partner of SPLP. As such, Mr. Lester has voting and investment power with respect to securities owned by these entities.
(20)	Includes 35,632 outstanding shares of common stock and the maximum number of shares of common stock this holder has the right to acquire within 60 days of July 8, 2008, pursuant to the exercise or conversion of shares of Series B preferred stock, 12% senior convertible notes or warrants.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

As of July 8, 2008, our authorized capital stock consisted of:

•	100,000,000 shares of common stock, par value $0.001; and

•	15,000,000 shares of preferred stock, par value $0.001.

As of July 8, 2008, 2,784,649 shares of common stock were issued and outstanding and 1,519.9994 shares of preferred stock were issued and outstanding and convertible into 17,099,998 shares of common stock. All of our currently issued and outstanding shares of capital stock were validly issued, fully paid and non-assessable under the Delaware General Corporation Law, as amended, or the DGCL.

As of July 8, 2008, there were 136 record holders of our common stock. This does not include the number of beneficial owners whose stock is in nominee or street name accounts through brokers. The last sale price of our common stock as reported on the OTCBB on July 8, 2008, was $0.20 per share.

Set forth below is a summary description of all the material terms of our common stock and the $0.75 and $0.60 warrants. This description is qualified in its entirety by reference to our amended and restated certificate of incorporation, bylaws and form of warrants, each of which is filed as an exhibit to this registration statement.

Common Stock

All shares of common stock are equal to each other with respect to voting, liquidation, dividend and other rights. Holders of shares of common stock are entitled to one vote for each share of common stock owned in all proceedings in which action may or is required to be taken by stockholders. Holders of shares of common stock are entitled to receive such dividends as may be declared by the board of directors out of funds legally available therefor and, upon liquidation, are entitled to participate pro rata in a distribution of assets available for such a distribution to stockholders.

There are no conversion, preemptive, or other subscription rights or privileges with respect to any shares of our common stock. Our common stock does not have cumulative voting rights, which means that the holders of more than 50% of the shares voting in an election of directors may elect all of the directors if they choose to do so. In such event, the holders of the remaining shares aggregating less than 50% would not be able to elect any directors.

We have neither declared nor paid any dividends with respect to our common stock. In addition, we currently intend to retain any and all earnings in order to provide funds for the operation and expansion of our business and for the servicing and repayment of indebtedness. As such, we do not expect to pay cash, stock or other dividends with respect to any of our common stock in the foreseeable future. Any determination to pay dividends on our stock in the future will be at the sole discretion of our board of directors.

Warrants

From April to May, 2008, in a private placement to accredited investors, we issued approximately $7.1 million in principal amount of our 12% senior convertible notes due 2010 together with warrants to purchase up to 8,918,661 million shares of our common stock at an exercise price of $0.75 per share and warrants to purchase up to 7,134,931 million shares of our common stock at an exercise price of $0.60 per share. The warrants are exercisable for a period of five years or, in the case of the $0.60 warrants, the earlier of five years or nine months after the date that this registration statement is declared effective by the SEC. We also issued warrants to purchase an aggregate of 2,497,225 shares of our common stock to the placement agents in the convertible note financing. Subject to certain restrictions, the $0.75 warrants may be redeemable by us if our common stock has a minimum closing bid of $3.00 per share for 20 consecutive trading days. The $0.60 warrants are not redeemable. The exercise price of the warrants is subject to adjustment to provide certain anti-dilution protections to holders. The shares into which the warrants are exercisable are subject to resale registration rights.

PLAN OF DISTRIBUTION

Each selling stockholder of the common stock and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock included in this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with the Financial Industry Regulatory Authority’s, or FINRA, NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA’s NASD IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions for the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses that we incur incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We have agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement that we be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

DLA Piper US LLP, Seattle, Washington, will issue a legal opinion as to the validity of the issuance of the shares of common stock offered under this prospectus.

EXPERTS

The financial statements as of December 31, 2007 and 2006 and for each of the two years in the period ended December 31, 2007 included in this prospectus and in the registration statement of which it forms a part have been so included in reliance on the report of BDO Seidman, LLP, an independent registered public accounting firm (which report contains an explanatory paragraph regarding our ability to continue as a going concern), appearing elsewhere in this prospectus and the registration statement of which it forms a part, given on the authority of said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the shares of common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference facilities of the SEC at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov and at our website at http://www.flocard.com. We furnish our stockholders with annual reports containing audited financial statements.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

•	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s public reference rooms; or

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

FLO CORPORATION

INDEX TO FINANCIAL STATEMENTS

Page Number

Unaudited Condensed Financial Statements:
Condensed Balance Sheets as of March 31, 2008 and December 31, 2007 (Unaudited)	F-2
Condensed Statements of Expenses for the three months ended March 31, 2008 and 2007 and from inception (June 1, 2005) through March 31, 2008 (Unaudited)	F-3
Condensed Statements of Cash Flows for the three months ended March 31, 2008 and 2007 and from inception (June 1, 2005) through March 31, 2008 (Unaudited)	F-4
Notes to Condensed Financial Statements (Unaudited)	F-5

Audited Financial Statements:
Reports of Independent Registered Public Accounting Firm	F-13
Balance Sheets as of December 31, 2007 and 2006	F-14
Statements of Expenses for the years ended December 31, 2007 and 2006	F-15
Statements of Stockholders’ Equity (Deficit) for the years ended December 31, 2007 and 2006	F-16
Statements of Cash Flows for the years ended December 31, 2007 and 2006	F-17
Notes to Financial Statements	F-18

FLO CORPORATION

(A Development Stage Company)

CONDENSED BALANCE SHEETS

(Unaudited)

(In thousands except share data)

	March 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$20	$530
Prepaid expenses and other current assets	1,370	1,784

Total current assets	1,390	2,314
Furniture and equipment, net of accumulated depreciation of $35 and $28 as of March 31, 2008, and December 31, 2007, respectively	53	59
Other long term assets	104	—

Total assets	$1,547	$2,373

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,482	$1,171
Accrued expenses	482	413
Deferred revenue	6	—
Dividend payable	706	423

Total current liabilities	2,676	2,007

Total liabilities	2,676	2,007
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value:
Authorized—15,000,000 shares Series A—Liquidation preference of $14,052 and $13,782 as of March 31, 2008 and December 31, 2007, respectively; Cumulative dividend of 8% per year; Issued—1,483 shares	—	—
Common stock, $0.001 par value:
Authorized—100,000,000 shares Issued—1,955,618 and 1,793,118 shares	2	2
Additional paid-in capital	15,948	15,857
Accumulated deficit	(17,079)	(15,493)

Total stockholders’ equity (deficit)	(1,129)	366

Total liabilities and stockholders’ equity (deficit)	$1,547	$2,373

See accompanying notes to unaudited condensed financial statements.

FLO CORPORATION

(A Development Stage Company)

CONDENSED STATEMENTS OF EXPENSES

(Unaudited)

(In thousands, except per share data)

	Three months ended March 31,		From Inception (June 1, 2005) through March 31, 2008
	2008	2007
Operating expenses:
Product development	$313	$103	$2,480
Sales, general and administrative	993	1,046	7,863

Total operating expenses	1,306	1,149	10,343

Operating loss	(1,306)	(1,149)	(10,343)
Interest expense	—	—	(690)
Other income, net	3	—	87

Net loss	(1,303)	(1,149)	(10,946)

Preferred stock dividend	283	—	706
Deemed dividend for beneficial conversion feature of preferred stock	—	—	3,721

Net loss attributable to common stock holders	$(1,586)	$(1,149)	$(15,373)

Pro forma weighted average basic and diluted net loss per common share	$(0.71)	$(0.64)	$(6.07)
Pro forma weighted average basic and diluted net loss per common share attributable to common stockholders	$(0.86)	$(0.64)	$(8.52)
Pro forma weighted average number of common shares outstanding	1,847	1,793	1,804

See accompanying notes to unaudited condensed financial statements.

FLO CORPORATION

(A Development Stage Company)

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three months ended March 31,		From Inception (June 1, 2005) through March 31, 2008
	2008	2007
Cash flows from operating activities:
Net loss	$(1,303)	$(1,149)	$(10,946)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	91	—	91
Depreciation and amortization	7	3	37
Non-cash interest expense	—	—	437
Impairment loss on furniture and equipment	—	—	13
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	414	—	(1,370)
Accounts payable	311	13	1,482
Accrued expenses	(35)	24	301
Deferred Revenue	6	—	6

Net cash used in operating activities	(509)	(1,109)	(9,949)
Cash flows from investing activities:
Purchase of furniture and equipment	(1)	—	(103)

Net cash provided by investing activities	(1)	—	(103)
Cash flows from financing activities:
Proceeds from issuance of convertible promissory notes, net of issuance costs	—	—	1,543
Proceeds from issuance of Series A preferred stock	—	—	8,292
Payments on note payable to related party	—	—	(4,357)
Investment from parent company	—	1,109	4,594

Net cash provided by financing activities	—	1,109	10,072

Net increase (decrease) in cash and cash equivalents	(510)	—	20
Cash and cash equivalents at beginning of period	530	—	—

Cash and cash equivalents at end of period	$20	$—	$20

Supplemental disclosure of cash flow information:
Issuance of convertible promissory notes for assignment of debt	$—		$1,777
Convertible promissory notes principal and interest converted into equity	—		3,642
Issuance of Series A preferred stock for assignment of convertible debt	—		166
Preferred stock dividend	283		706
Assigned debt cancelled and applied against $6.3 million note payable to related party	—		1,943
Reclassification of unamortized debt discount to equity upon conversion of promissory notes into equity	—		(140)

See accompanying notes to unaudited condensed financial statements.

FLO CORPORATION

(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS

(UNAUDITED)

1. Description of Business

FLO Corporation (the “Company”) is a development stage entity that offers a comprehensive solution for the Registered Traveler program, which is administered by the U.S. Transportation Security Administration, (“TSA”). The Registered Traveler program is designed to identify air passengers who pose a minimal security risk and then to provide those passengers with access to faster and simpler processing at airport security checkpoints.

The Company has designed its solution to provide Registered Traveler program enrollment services using enrollment stations, credentialing of TSA-approved registered travelers through the issuance of a proprietary smart card, and registered traveler authentication services at security checkpoints using authentication kiosks. On May 8, 2008, the Company completed its acquisition of certain assets related to the Registered Traveler business of Unisys Corporation, operating under the name “rtGO” (see Note 11, “Subsequent Events”). The Company intends to fully integrate the rtGO solution into its Registered Traveler offering and will issue smart cards to registered travelers that are designed to be both secure and inter-operable with Registered Traveler authentication stations deployed by other TSA-approved service providers. As a result, registered travelers who enroll with the Company would be able to use the Company’s smart cards at any airport participating in the Registered Traveler program. In addition, the Company expects to add other benefits to its smart card, such as payment functionality for debit, credit and stored-value transactions.

The Company was incorporated in the State of Delaware on March 9, 2007, as a wholly-owned subsidiary of Saflink Corporation (now known as IdentiPHI, Inc.), to focus solely on providing solutions for the Registered Traveler program. On April 16, 2007, the Company acquired all of Saflink’s Registered Traveler assets and certain liabilities related to its Registered Traveler business. The Company maintains its headquarters in Chantilly, Virginia and its website is http://www.flocard.com.

Condensed Financial Statements

In the opinion of management, the accompanying condensed balance sheets and related condensed statements of expenses and cash flows of the Company, present unaudited interim financial information that include all adjustments, consisting only of normally recurring items, necessary for their fair presentation in conformity with principles generally accepted in the United States of America. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. Actual results may differ from these estimates. The Company’s interim results are not necessarily indicative of results for a full year. The information included in this Quarterly Report on Form 10-Q should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and results of Operations and financial statements and notes thereto included in the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission (the “SEC”) on April 15, 2008 and as amended on April 16, 2008.

2. Liquidity and Capital Resources

These financial statements have been prepared assuming that the Company will continue as a going concern. As further discussed below, the Company has recorded recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. These condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Since inception, the Company has not generated net income from operations. The Company has accumulated net losses of approximately $17.1 million from its inception through March 31, 2008, and has continued to accumulate net losses since March 31, 2008. During the period when the Company operated as a division and wholly-owned subsidiary of Saflink Corporation, the Company’s operations were financed through contributed capital from Saflink Corporation. The Company has historically been financed through a combination of its convertible promissory notes and preferred stock issuances. The Company financed operations during the three months ended March 31, 2008 primarily from existing cash and cash equivalents and its working capital as of December 31, 2007.

On April 3, 2008, the Company completed an initial closing of a private placement to accredited investors of 12% senior convertible notes. The notes the Company issued in connection with the initial closing were for an aggregate amount of approximately $1.6 million in principal and are due April 3, 2010. On May 8, 2008, the Company completed a subsequent closing of the private placement, for approximately $5.5 million in principal amount of the notes with a maturity date of May 8, 2010, and amended certain terms in the initial April 3, 2008 closing. The aggregate principal amount of the notes issued in these closings was approximately $7.1 million. The interest on the notes is payable quarterly, beginning July 1, 2008 and may be paid in cash or additional notes at the Company’s discretion. The notes contain standard events of default and remedies, including acceleration, as well as a 110% prepayment obligation in the event of certain major transactions.

Additional terms associated with the issuance of the 12% senior convertible notes are described in Note 11, Subsequent Events.

As a result of the capital raised from the April 3, 2008 and May 8, 2008 issuance of convertible notes, expected future revenue generated from operations and further efficiencies and cost controls, the Company believes it has sufficient funds to continue operations at current levels through the end of 2008. The Company currently does not have a credit line or other borrowing facility to fund its operations. To continue its current level of operations beyond December 31, 2008, it is expected that the Company will rely primarily on growth in the revenues generated from the sale of its registered traveler smart cards. If the Company is unable to generate sufficient cash flow from operations, it will need to seek additional funds through the issuance of additional equity or debt securities or other sources of financing.

Additional financing sources may not be available when and if needed by the Company and will depend on many factors, including but not limited to:

•	the ability to extend terms received from vendors;

•	the market acceptance of its products and services;

•	the levels of promotion and advertising that will be required to launch new products and services and attain a competitive position in the marketplace;

•	actions taken by the TSA and other regulatory agencies;

•	competitors’ responses to the Company’s products and services;

•	relationships with partners, suppliers and customers;

•	projected capital expenditures; and

•	a downturn in the economy.

If the Company were unable to obtain the necessary additional financing, it would be required to reduce the scope of its operations, primarily through the reduction of discretionary expenses, which include personnel, benefits, marketing and other costs, or discontinue operations.

3. Summary of Significant Accounting Policies

Operating Expenses

Certain operating expenses during 2007 consist of specifically identified product development, sales, general and administrative and associated legal, consulting, payroll and other expenses for Saflink Corporation’s Registered Traveler Solutions Group. In addition, operating expenses include an allocation of Saflink Corporation occupancy and indirect general and administrative expenses.

The following is a description of operating expenses incurred by the Company for the periods presented:

Product Development—Product development expenses consist primarily of salaries, benefits, stock-based compensation, supplies and materials for software developers, hardware engineers and product architects that were focused on development of the Company’s Registered Traveler solution. Product development expenses also include fees paid for outsourced software development and hardware design and an allocation of Saflink Corporation’s occupancy expenses.

Sales, General and Administrative—Sales, general and administrative expenses consist primarily of salaries and bonuses earned by sales and general and administrative personnel. Sales, general and administrative expenses also include trade shows, advertising and promotional expenses, legal and consulting fees, travel and entertainment costs, and an allocation of Saflink Corporation’s occupancy and indirect general and administrative expenses.

Recent Accounting Pronouncements

In March 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 161, Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133, (“SFAS 161”). SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities, including disclosing the fair values of derivative instruments and their gains and losses in a tabular format to provide a more complete picture of the location in an entity’s financial statements of both the derivative positions existing at period end and the effect of using derivatives during the reporting period. Entities are required to provide enhanced disclosures about (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company is currently evaluating the effect of SFAS 161 on its results of operations and financial position.

In February 2008, the FASB issued FSP FAS 157-2, Effective Date of FASB Statement No. 157 (“FSP FAS 157-2”). FSP FAS 157-2 delays the effective date of FASB Statement No. 157, Fair Value Measurements, for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). For purposes of FSP FAS 157-2, nonfinancial assets and nonfinancial liabilities would include all assets and liabilities other than those meeting the definition of a financial asset or financial liability as defined in paragraph 6 of FASB Statement No. 157. FSP FAS 157-2 defers the effective date for items within its scope to fiscal years beginning after November 15, 2008. The Company is currently evaluating the effect of SFAS 157 and related pronouncements on its results of operations and financial position.

In February 2008, the FASB issued FSP FAS 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13 (“FSP FAS 157-1”). FSP FAS 157-1 amends FASB Statement No. 157, Fair Value Measurements, (see further discussion of SFAS 157 below) to exclude FASB Statement No. 13, Accounting for Leases, and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under Statement 13. However, this scope exception does not apply to assets acquired and liabilities assumed in a business combination that are required to be measurement at fair value under FASB Statement No. 141 (R) (see further discussion of SFAS 141(R) below). FSP FAS 157-1 is effective date with an entity’s initial adoption of SFAS 157.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51 (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 will change the current accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008, and will be adopted by the Company in the first quarter of fiscal 2009. As the Company currently has no noncontrolling interests, it does not expect the adoption of SFAS 160 to have a material impact on its consolidated results of operations and financial condition.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 provides enhanced guidance for using fair value to measure assets and liabilities and also expands information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS 157 applies whenever other accounting standards require or permit assets and liabilities to be measured at fair value and does not expand the use of fair value in any new circumstances. FSP FAS 157-2 postpones the effective date for items within its scope to fiscal years beginning after November 15, 2008. The Company is currently evaluating the effect of items covered under FSP FAS 157-2 and related pronouncements on its results of operations and financial position. The Company’s adoption of the remaining provisions of SFAS 157 during the first quarter of 2008, did not have a material impact on the Company’s financial condition or results of operations.

4. Stock-Based Compensation

On July 13, 2007, the Company’s stockholders approved the FLO Corporation 2007 Equity Incentive Plan (the “2007 Plan”). The Company maintains the plan for the purpose of advancing the interests of the Company and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Company and by motivating such persons to contribute to the growth and profitability of the Company. The 2007 Plan provides for awards in the form of stock options, stock appreciation rights, restricted stock purchase rights, restricted stock bonuses, restricted stock units, performance shares, performance units, deferred compensation awards, cash-based and other stock-based awards and non-employee director awards.

As of March 31, 2008, there were 1,137,500 shares available for issuance under the 2007 Plan. The 2007 Plan also provides for annual increases in the number of shares available for issuance subject to a formula based on the total number of outstanding shares on each anniversary date, other amounts determined by the board of directors or changes in the capital structure of the Company.

Determining Fair Value

The Company uses the fair value recognition provisions of SFAS No. 123R, Share Based Payment, which requires all share-based payments to employees and others to be recognized in the financial statements as compensation expense, based on the fair value on the date of grant, and recognized from the date of grant over the applicable vesting period.

Stock Options — The Company had not previously granted any stock option awards and did not grant any stock options during the three months ended March 31, 2008.

Stock Purchase Rights — On February 1, 2008, the Board of Directors approved grants of stock purchase rights to its non-employee directors and certain other non-employee persons performing services for the Company. Certain awards became fully vested with the exercise of the stock purchase rights on March 1, 2008. The compensation expense was recognized for the vested awards at fair value at the date of the grant, totaling $91,000.

5. Capital Stock

Activity in the Company’s capital accounts for the three months ended March 31, 2008 was as follows:

	3 Months Ended March 31, 2008
	Common Shares Outstanding	Common Stock	Additional Paid In Capital
	(In thousands)
Balance, December 31, 2007	1,793	$2	15,857
Stock based compensation	163	—	91

Balance, March 31, 2008	1,956	$2	$15,948

6. Stockholders’ Equity

Stock Purchase Rights Issuance

On March 1, 2008, the Company issued 162,500 restricted shares of its common stock to non-employee directors and other non-employee persons performing services for the Company. A total of 56,250 shares vested immediately upon the issuance of these shares. This resulted in a de minimis increase to Common Stock, and $91,000 of Additional Paid-in Capital.

Series A Preferred Stock Cumulative Dividend

Holders of the Company’s Series A preferred stock are entitled to receive dividends at an annual rate of 8% of the original issue price, which was $9,000 per share. Dividends are payable on the 15th of each June, are cumulative whether or not they are declared, and compound (if not paid within five days of the required payment date) on June 15th of each year. The Company may pay the dividends on its Series A preferred stock either in cash or in shares of its common stock, at the Company’s option (subject to certain conditions), based on the market value of its common stock at the time the dividend becomes payable. During the three months ended March 31, 2008, $283,000 was accrued for the dividend earned on these outstanding shares.

7. Pro Forma Net Loss Per Share

On March 20, 2007, the Company issued 100 shares of its common stock to Saflink Corporation (now known as IdentiPHI, Inc.) for $1.00. On July 3, 2007, the Company conducted a 1,793,118-for-100 stock split pursuant to which it issued 1,793,118 shares of its common stock to Saflink Corporation. As of March 31, 2008, the Company issued an additional 162,500 shares of common stock in connection with the award of restricted stock. The pro forma net loss per common share data for the period ending March 31, 2007 is computed assuming the 1,793,118 shares of common stock were issued on the first day of that period. The basic net loss per common share for the period ending March 31, 2008, is computed on the basis of the actual weighted average number of common shares outstanding for the period. Following the issuance of the shares of restricted stock, the weighted average common shares outstanding was 1,846,689.

Diluted net loss per common share is computed on the basis of the weighted average number of common shares plus dilutive potential common shares outstanding. Dilutive potential common shares are calculated under the treasury stock method. Securities that could potentially dilute basic income per share consist of outstanding preferred stock and common stock warrants. As the Company had a net loss in all of the periods presented, basic and diluted net loss per common share are the same. All potentially dilutive securities were excluded from the calculation of diluted net loss per share as their effect was anti-dilutive.

8. Comprehensive Loss

For the three months ended March 31, 2008, and 2007, the Company had no components of other comprehensive loss; accordingly, total comprehensive loss equaled the net loss for the respective periods.

9. Segment Information

In accordance with SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information, operating segments are defined as revenue-producing components of an enterprise for which discrete financial information is available and whose operating results are regularly reviewed by the Company’s chief operating decision maker. The Company’s management and chief operating decision-makers review financial information on a consolidated basis and, therefore, the Company operated as single segment for all periods presented.

10. Provision for Income Taxes

For income tax purposes, the Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized.

In July 2006, the FASB issued FIN No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. This pronouncement prescribes a recognition threshold of more-likely-than-not and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in the Company’s tax returns. As of March 31, 2008, FLO Corporation is open to audit under the statute of limitations by the Internal Revenue Service and State Taxing Authorities for all of the years since incorporation and full valuation allowances have been taken on all deferred tax assets. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure requirements for uncertain tax positions. The Company adopted the accounting provisions of FIN 48 as of the date of its incorporation.

For the three months ended March 31, 2008, the Company, as a development stage enterprise, has continued to incur losses from operations. As a result, the effective tax rate for the first quarter of 2008 was 0%. This amount differs from the U.S. federal statutory income tax rate of 34% as a result of the full valuation allowance provided against the expected income tax benefits that arise from the net operating loss carryforwards generated since incorporation. The Company has determined that it is more likely than not that it will not be able to fully utilize the tax benefits derived from the initial net operating loss carryforwards, and it has recorded a full valuation allowance against these assets. This assessment is based on an analysis of historical and prospective earnings that will allow the Company to utilize the deferred tax asset. This non-cash charge does not limit the Company’s ability to realize future tax benefits associated with its net operating loss carryforwards to the extent that future profits result in taxable income during the carryforward period. A change in ownership, as defined by the current income tax code, could limit the use of the net operating loss carryforwards in future periods.

11. Subsequent Events

Acquisition of Unisys rtGO Registered Traveler Solution

On May 8, 2008, the Company completed its acquisition of certain assets related to the Registered Traveler business of Unisys Corporation, operating under the name “rtGO,” in exchange for $4.25 million in cash and a promissory note with a principal amount of $1.0 million. The Company had previously remitted to Unisys Corporation cash deposits in an aggregate amount of $2.2 million, all of which was applied to the total purchase price of $5.25 million. The assets that were acquired were limited to enrollment and verification kiosks and related equipment, intellectual property, prepaid memberships, the designation and certification of Unisys’s Registered Traveler technology under the Support Anti-terrorism by Fostering Effective Technologies Act of 2002 and certain material contracts used in Unisys’s rtGO Registered Traveler business. The Company did not acquire any liabilities, physical facilities, employees, sales force or other attributes of the Unisys registered traveler business. The promissory note bears interest at 12% per annum and is due August 8, 2009. Upon an event of default under the note, the Company would be required to pay to the holder, in cash on demand, interest at 18% per annum on the outstanding principal balance from the date of such event of default until it is cured. In addition, upon an event of default, the holder would have the right to declare due and payable the entire unpaid principal balance and all accrued and unpaid interest.

Convertible Note Financing

On April 3, 2008, the Company completed an initial closing of a private placement to accredited investors of 12% senior convertible notes. The notes the Company issued in connection with the initial closing were for an aggregate amount of approximately $1.6 million in principal and are due April 3, 2010. On May 8, 2008, the Company completed a subsequent closing of the private placement, for approximately $5.5 million in principal amount of the notes with a maturity date of May 8, 2010, and amended certain terms in the initial April 3, 2008 closing. The aggregate principal amount of the notes issued in these closings was approximately $7.1 million. In connection with the closings, the Company also issued to investors warrants to purchase up to 8,842,384 shares of common stock at an exercise price of $0.75 per share and warrants to purchase up to 7,073,911 million shares of common stock at an exercise price of $0.60 per share. The warrants are exercisable for a period of five years or, in the case of the $0.60 warrants, the earlier of five years or nine months after the date that a registration statement covering the resale of the underlying shares under the Securities Act of 1933 is declared effective by the SEC.

Interest on the notes is payable quarterly commencing on July 1, 2008. The interest may be paid in cash or additional notes, at the Company’s discretion. Upon an event of default, the holder is entitled to interest at 15% per annum on the outstanding principal balance from the date of such event of default until it is cured, in cash on demand. In addition, upon an event of default, a holder of a note may declare due and payable the entire unpaid principal balance and all accrued and unpaid interest or demand that such amount be converted into shares of common stock at the conversion rate then in effect. The notes contain standard events of default and remedies, including acceleration, as well as a 110% prepayment obligation in the event of certain major transactions. If the Company fails to comply with a proper conversion demand, it may be required to pay monetary damages to the holder. Under certain limited circumstances, it may be required to prepay the notes in cash at the greater of 125% of principal or (if conversion is unavailable) a market-based conversion value, plus any other amounts due.

Holders may elect to convert their notes into shares of common stock at any time at the conversion rate then in effect. The notes will automatically convert into shares of common stock at the conversion rate then in effect on the first date after November 8, 2010 on which the closing price of the common stock has exceeded $3.00 for twenty consecutive trading days. The initial conversion rate is $0.80, subject to customary adjustments for stock splits, dividends, reclassifications, reorganizations, mergers and similar transactions. In general, if the Company issues additional securities linked to its common stock for a price per share of such common stock below the then applicable conversion rate, the conversion rate will be reduced to such price, except that any such reductions in the conversion rate will be made on a volume weighted-average basis for any such issuances made after an additional $10.0 million is raised in an equity or equity-linked financing with a price of at least $0.80 per share. If the 20-day volume weighted-average price per share at which the common stock is traded or quoted on the first anniversary of the date of issuance of the notes is less than the then applicable conversion rate, the conversion rate will be reset to the greater of $0.50 or such weighted-average price.

In connection with the closing, the Company entered into exchange agreements with certain holders of shares of the Company’s Series A preferred stock who purchased notes in an amount at least equal to 30% of the stated value of such holder’s shares of Series A preferred stock. Pursuant to the exchange agreements, the Company agreed (1) to exchange each such holder’s shares of Series A preferred stock (together with the dividends accrued thereon) for shares of the Company’s newly-designated Series B preferred stock, (2) to issue each such holder warrants to purchase a number of shares of common stock equal to the whole dollar amount of the stated value of such holder’s shares of Series A preferred stock plus such accrued dividends at an exercise price of $0.60 per share, and (3) to amend each such holder’s Series A-1 warrants and Series A-2 warrants to reduce the exercise prices from $3.00 to $1.50, and from $4.00 to $2.00, respectively. The warrants are exercisable for a period of five years or, in the case of the $0.60 warrants, the earlier of five years or nine months after the date that a registration statement covering the resale of the underlying shares under the Securities Act of 1933 is declared effective by the SEC. The remaining holders of the Company’s Series A preferred stock, who did not purchase the convertible notes, will receive common stock in exchange for their outstanding shares of Series A preferred stock (together with the dividends accrued thereon), at an exchange rate of $0.80 per share of common stock, and warrants to purchase a number of shares of common stock equal to the whole dollar amount of the stated value of such holder’s shares of Series A preferred stock plus such accrued dividends at an exercise price of $0.60 per share. In addition, the Company will amend each such holder’s Series A-1 warrants and Series A-2 warrants to reduce the exercise prices from $3.00 to $1.50, and from $4.00 to $2.00, respectively. The exchange will occur in conjunction with the final closing of the 12% senior convertible note financing.

In connection with the convertible note financing, the Company paid the placement agents an aggregate cash fee of approximately $750,000 and issued warrants to purchase an aggregate of 2,475,867 shares of common stock. In addition, the Company agreed to pay the placement agents a cash fee equal to 5% of the gross proceeds the Company receives upon cash exercises of the warrants issued to investors in the financing, in each case excluding funds received from, or securities issued or issuable to, certain purchasers.

In connection with the convertible note financing, the Company entered into a registration rights agreement pursuant to which it agreed to file with the SEC, within 45 days of closing, a registration statement covering the resale of the shares of common stock issuable upon exercise of the warrants issued in the financing. The Company is currently evaluating the impact of the convertible note financing on its financial statements.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

FLO Corporation:

We have audited the accompanying balance sheets of FLO Corporation (a development stage company) (the “Company”) as of December 31, 2007 and 2006, and the related statements of expenses, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2007 and the period from inception (June 1, 2005) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FLO Corporation as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2007, and the period from inception (June 1, 2005) to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO Seidman, LLP

Seattle, Washington
April 16, 2008

FLO CORPORATION

(A Development Stage Company)

BALANCE SHEETS

(In thousands, except share data)

	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$530	$—
Prepaid expenses and other current assets	1,784	—

Total current assets	2,314	—
Furniture and equipment, net of accumulated depreciation of $28 and $17	59	28

Total assets	$2,373	$28

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,171	$163
Accrued expenses (including expenses to a related party of $99 and $0)	413	44
Dividend payable	423	—

Total current liabilities	2,007	207

Total liabilities	2,007	207

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value:
Authorized—15,000,000 and 0 shares Series A—Liquidation preference of $13,782 as of December 31, 2007; Cumulative dividend of 8% per year; Issued—1,483 and 0 shares	—	—
Common stock, $0.001 par value:
Authorized—100,000,000 and 0 shares Issued—1,793,118 and 0 shares	2	—
Investment from parent company	—	3,490
Additional paid-in capital	15,857	—
Losses accumulated during development stage	(15,493)	(3,669)

Total stockholders’ equity (deficit)	366	(179)

Total liabilities and stockholders’ equity (deficit)	$2,373	$28

See accompanying notes to financial statements.

FLO CORPORATION

(A Development Stage Company)

STATEMENTS OF EXPENSES

(In thousands, except per share data)

	Year ended December 31,		From Inception (June 1, 2005) through December 31, 2007
	2007	2006
Operating expenses:
Product development	$942	$1,156	$2,167
Sales, general and administrative	4,426	2,077	6,870

Total operating expenses	5,368	3,233	9,037

Operating loss	(5,368)	(3,233)	(9,037)
Interest expense	(690)	—	(690)
Other income	84	—	84

Net loss	(5,974)	(3,233)	(9,643)

Preferred stock dividend	423	—	423
Deemed dividend for beneficial conversion feature of preferred stock	3,721	—	3,721

Net loss attributable to common stock holders	$(10,118)	$(3,233)	$(13,787)

Pro forma basic and diluted net loss per common share	$(3.33)	$(1.80)	$(5.38)
Pro forma basic and diluted net loss per common share attributable to common stockholders	$(5.64)	$(1.80)	$(7.69)
Pro forma weighted average number of common shares outstanding	1,793	1,793	1,793

See accompanying notes to financial statements.

FLO CORPORATION

(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands, except share data)

	Common Stock		Preferred Stock		Investment from parent company	Additional paid-in capital	Accumulated deficit	Total stockholders’ equity (deficit)
	Shares	Amount	Shares	Amount
Balance at June 1, 2005	—	$—	—	$—	$—	$—	$—	$—
Net loss	—	—	—	—	—	—	(436)	(436)
Investment from parent company	—	—	—	—	424	—	—	424
Balance at December 31, 2005	—	—	—	—	424	—	(436)	(12)

Net loss	—	—	—	—	—	—	(3,233)	(3,233)
Investment from parent company	—	—	—	—	3,066	—	—	3,066

Balance at December 31, 2006	—	—	—	—	3,490	—	(3,669)	(179)

Net loss attributable to common stockholders	—	—	—	—	—	—	(10,118)	(10,118)
Investment from parent company	—	—	—	—	1,104	—	—	1,104
Additional paid-in capital from Asset Purchase and Contribution Agreement with parent company	—	—	—	—	(4,594)	4,594	—	—
Issuance of note payable to parent for Registered Traveler business	—	—	—	—	—	(4,594)	(1,706)	(6,300)
Issuance of common stock to parent company	1,793,118	2	—	—	—	(2)	—	—
Issuance of Series A preferred stock, net of issuance costs	—	—	1,483	—	—	11,923	—	11,923
Reclassification of unamortized debt discount upon conversion of promissory notes	—	—	—	—	—	(140)	—	(140)
Beneficial conversion feature related to promissory note financing	—	—	—	—	—	355	—	355
Beneficial conversion feature related to Series A preferred stock	—	—	—	—	—	3,721	—	3,721

Balance at December 31, 2007	1,793,118	$2	1,483	$—	$—	$15,857	$(15,493)	$366

See accompanying notes to financial statements.

FLO CORPORATION

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31,		From Inception (June 1, 2005) through December 31, 2007
	2007	2006
Cash flows from operating activities:
Net loss	$(5,974)	$(3,233)	$(9,643)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	13	12	30
Non-cash interest expense	437	—	437
Impairment loss on furniture and equipment	13	—	13
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(1,784)	—	(1,784)
Accounts payable	1,008	163	1,171
Accrued expenses	292	(25)	336

Net cash used in operating activities	(5,995)	(3,033)	(9,440)
Cash flows from investing activities:
Purchase of furniture and equipment	(57)	(32)	(102)

Net cash provided by investing activities	(57)	(32)	(102)
Cash flows from financing activities:
Proceeds from issuance of convertible promissory notes, net of issuance costs	1,543	—	1,543
Proceeds from issuance of Series A preferred stock	8,292	—	8,292
Payments on note payable to related party	(4,357)	—	(4,357)
Investment from parent company	1,104	3,065	4,594

Net cash provided by financing activities	6,582	3,065	10,072

Net increase in cash and cash equivalents	530	—	530
Cash and cash equivalents at beginning of period	—	—	—

Cash and cash equivalents at end of period	$530	$—	$530

Supplemental disclosure of cash flow information:
Issuance of convertible promissory notes for assignment of debt	$1,777	$—	$1,777
Convertible promissory notes principal and interest converted into equity	3,642	—	3,642
Issuance of Series A preferred stock for assignment of convertible debt	166	—	166
Assigned debt cancelled and applied against $6.3 million note payable to related party	1,943	—	1,943
Reclassification of unamortized debt discount to equity upon conversion of promissory notes into equity	(140)	—	(140)

See accompanying notes to financial statements.

FLO CORPORATION

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

1. Description of Business

FLO Corporation (the “Company”) offers a comprehensive solution for the Registered Traveler (“RT”) program, which is administered by the U.S. Transportation Security Administration (the “TSA”). The RT program is designed to identify air passengers who pose a minimal security risk and then to provide those passengers with access to faster and simpler processing at airport security checkpoints.

The Company has designed its solution to provide RT program enrollment services using enrollment stations, credentialing of TSA-approved registered travelers through the issuance of a proprietary smart card, and registered traveler authentication services at security checkpoints using authentication kiosks. The smart cards the Company expects to issue to registered travelers are designed to be both secure and interoperable with RT authentication stations deployed by other TSA-approved service providers. As a result, registered travelers who enroll with the Company would be able to use the Company’s smart cards at any airport participating in the RT program.

The Company was incorporated in the State of Delaware on March 9, 2007, as a wholly-owned subsidiary of Saflink Corporation (“Saflink”), a security solutions company. The Company maintains its headquarters in Chantilly, Virginia. The Company began operation on June 1, 2005 as a division of Saflink known as the Registered Traveler Solutions Group. Saflink was incorporated in the State of Delaware on October 23, 1991, and, as of December 31, 2007, maintained its headquarters in Kirkland, Washington.

The Company reports as a development stage company because planned principal operations have not commenced and there have been no revenues generated to date.

2. Liquidity and Capital Resources

These financial statements have been prepared assuming that the Company will continue as a going concern. As further discussed below, the Company has incurred recurring losses from operations and there is substantial doubt about its ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company has been unable to generate net income from operations. The Company has accumulated net losses of approximately $15.5 million since its inception through December 31, 2007, and has continued to accumulate net losses since December 31, 2007. During the period when the Company operated as a division and wholly-owned subsidiary of Saflink, the Company’s operations were financed through contributed capital from Saflink. The Company financed operations during the twelve months ended December 31, 2007 primarily through the issuance of its convertible promissory notes, which included net cash proceeds of approximately $1.5 million, and through the issuance of its Series A preferred stock, which included net cash proceeds of approximately $8.2 million. As of December 31, 2007, the Company’s principal source of liquidity consisted of $530,000 of cash and cash equivalents, while it had working capital of $307,000.

On April 16, 2007, the Company issued approximately $3.5 million of convertible promissory notes (the “Notes”) in a private placement. The Notes accrued interest at a rate of 8% per year and were scheduled to be due on April 1, 2008. The aggregate consideration for the Notes consisted of net cash proceeds of approximately $1.5 million, which is net of issuance costs of $223,000, the assignment to the Company of approximately $1.6 million of outstanding 8% convertible debentures issued by its parent company, Saflink, and the assignment to the Company of a $140,000 promissory note also issued by Saflink. The Notes were to be automatically converted at a 10% discount into equity upon the Company’s completion of an equity offering or series of offerings that yielded the Company gross proceeds of at least $6.0 million, which occurred on August 24, 2007. For additional information regarding the Notes, see Note 5—Stockholders’ Equity and Convertible Promissory Notes, under the heading April 2007 Promissory Notes.

The Company entered into an Asset Purchase and Contribution Agreement with Saflink, effective April 16, 2007, pursuant to which it acquired all of Saflink Corporation’s assets and certain liabilities of Saflink’s RT business, in exchange for a promissory note with a principal amount of $6.3 million. The promissory note had a stated interest rate of 8% per year and was scheduled to mature on April 16, 2008. Under the terms of the note, the principal outstanding was to become immediately due and payable in full upon an event of default or if the Company (a) merges or consolidates with or into any other entity, or upon any other reorganization of the Company, in which the holders of outstanding capital stock do not retain a majority of the voting power of the surviving entity or its parent in substantially the same relative proportions as immediately prior to the transaction, (b) sells all or substantially all of the its assets, or (c) issues 20% or more of its capital stock. Payment on the note may be in the form of cash or through the cancellation of outstanding debentures or promissory note issued by Saflink that has been assigned to the Company. The Company made cash payments to Saflink Corporation against the $6.3 million promissory note in the amounts of $200,000, $400,000 and $1.6 million on May 2, 2007, July 3, 2007, and July 6, 2007, respectively. On August 24, 2007, the Company paid Saflink the remaining principal balance through a combination of $2.2 million in cash and the cancellation of approximately $1.9 million of outstanding Saflink debentures and a Saflink promissory note that had been assigned to the Company by investors in the Company.

On July 3, 2007, the Company raised $4.7 million in gross proceeds through the private placement of 522 shares of the Company’s Series A preferred stock and warrants to purchase shares of its common stock. The aggregate consideration for the preferred stock and common stock warrants consisted of approximately $4.5 million in cash and the assignment to the Company of approximately $166,000 of outstanding 8% convertible debentures issued by Saflink.

On August 24, 2007, the Company raised an additional $4.4 million in gross cash proceeds through the private placement of approximately 494 shares of its Series A preferred stock and warrants to purchase shares of its common stock. Upon closing, the outstanding balance of $3.6 million in principal and accrued but unpaid interest related to the convertible promissory notes issued in April 2007 was automatically converted into approximately 445 shares of the Company’s Series A preferred stock. Also on August 24, 2007, the Company applied, and concurrently cancelled, its $1.9 million of Saflink convertible debentures that were assigned to the Company in previous financing rounds against the principal balance of the note payable to Saflink. The Company also paid the remaining $2.2 million balance on the note payable to Saflink Corporation in cash. As a result of these activities, the Company no longer had any notes payable or convertible promissory notes outstanding as of December 31, 2007.

On September 13, 2007, in the final closing of the Series A preferred stock financing, the Company raised an additional $197,000 in gross cash proceeds through the private placement of approximately 22 shares of its Series A preferred stock.

On April 3, 2008, the Company completed an initial closing of its private placement to accredited investors of 12% senior convertible notes. The notes the Company issued in connection with the initial closing were for an aggregate amount of approximately $1.6 million in principal and are due April 3, 2010.

For additional information on the July 3, 2007, August 24, 2007, and September 13, 2007 Series A preferred stock issuances, see Note 5—Stockholders’ Equity and Convertible Promissory Notes, under the heading Series A Preferred Stock Issuances.

3. Summary of Significant Accounting Policies

Use of Estimates

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. Preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the balance sheets and expenses for the periods. Actual results could differ from those estimates. Significant estimates used in preparation of the audited financial statements include the allocation of compensation and related benefits of Saflink employees, as well as occupancy and general and administrative expenses, between activities related to the RT program and Saflink’s other operations.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Investment from Parent Company

The investment from parent company presented on the balance sheets represents operating expenses paid by Saflink Corporation that were allocated to the Registered Traveler Solutions Group.

Furniture and Equipment

Furniture and equipment is stated at original cost. Depreciation is computed on a straight-line basis over the estimated useful lives of three to five years. Furniture and equipment purchased by Saflink Corporation specifically for its Registered Traveler Solutions Group is included on the balance sheets.

Operating Expenses

Certain operating expenses during 2007 and 2006 consist of specifically identified product development, sales, general and administrative and associated legal, consulting, payroll and other expenses for Saflink Corporation’s Registered Traveler Solutions Group. In addition, operating expenses include an allocation of Saflink Corporation occupancy and indirect general and administrative expenses.

The following is a description of operating expenses incurred by the Company for the periods presented:

Product Development—Product development expenses consist primarily of salaries, benefits, stock-based compensation, supplies and materials for software developers, hardware engineers and product architects that were focused on development of the Company’s Registered Traveler solution. Product development expenses also include fees paid for outsourced software development and hardware design and an allocation of Saflink Corporation’s occupancy expenses.

Sales, General and Administrative—Sales, general and administrative expenses consist primarily of salaries and bonuses earned by sales and general and administrative personnel. Sales, general and administrative expenses also include trade shows, advertising and promotional expenses, legal and consulting fees, travel and entertainment costs, and an allocation of Saflink Corporation’s occupancy and indirect general and administrative expenses.

Stock-Based Compensation

Prior to incorporation, the Company’s employees were issued certain stock options under the Saflink Corporation 2000 Stock Incentive Plan. These options were expensed using the fair value method as described in

Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share Based Payment” (“SFAS 123R”) and the expense related to the Company’s employees has been reflected in the accompanying financial statements. The Company has established the FLO Corporation 2007 Equity Incentive Plan but, as of December 31, 2007, had made no awards under it.

Recently Issued Accounting Standards

The Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB No. 109” (“FIN 48”) on January 1, 2007. As a result of the implementation of FIN 48, the Company recognized no liability for unrecognized income tax benefits at December 31, 2007.

In May 2007, the FASB issued FSP FIN 48-1, Definition of a Settlement in FASB Interpretation No. 48 (“FSP FIN 48-1”). FSP FIN 48-1 clarifies when a tax position is considered settled under FIN 48. Under FSP FIN 48-1, a tax position is considered “effectively settled” upon completion of the examination by the taxing authority without being legally extinguished. For “effectively settled” tax positions, a company can recognize the full amount of the tax benefit. FSP FIN 48-1 is effective upon a company’s adoption of FIN 48. FSP FIN 48-1 did not have a material impact on the Company’s financial position or results of operations.

The Company’s continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense. At December 31, 2007, the Company had no accrued interest related to uncertain tax positions and no accrued penalties.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities and to provide additional information that will help investors and other financial statement users to more easily understand the effect of the company’s choice to use fair value on its earnings. Finally, SFAS 159 requires entities to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. SFAS 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS 157 (see below). The Company is currently assessing the impact of SFAS 159 which it will be required to adopt no later than the first quarter of its 2008 fiscal year.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 provides enhanced guidance for using fair value to measure assets and liabilities and also expands information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS 157 applies whenever other accounting standards require or permit assets and liabilities to be measured at fair value and does not expand the use of fair value in any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently assessing the impact of SFAS 157 which it will be required to adopt no later than the first quarter of its 2008 fiscal year.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations—Revised 2007. SFAS 141R provides guidance on improving the relevance, representational faithfulness, and comparability of information that a reporting entity provides in its financial reports about a business combination and its effects. SFAS 141R applies to business combinations where the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is in the process of analyzing the effects SFAS 131R will have on its financial statements.

4. Business Combination

On April 16, 2007, the Company entered into an Asset Purchase and Contribution Agreement with its parent company, Saflink, pursuant to which it acquired all of Saflink’s assets and certain liabilities of Saflink’s RT business, in exchange for a promissory note with a principal amount of $6.3 million. Pursuant to the agreement, the Company acquired approximately $12,000 in furniture and equipment, and assumed certain contracts and acquired tradenames related to the RT business. In addition, Saflink employees who primarily worked on the RT program transferred their employment to the Company. Liabilities assumed in the transaction included approximately $181,000 in accounts payable related to the RT business and approximately $68,000 in accrued paid time-off related to the transferred employees. The Company applied guidance from SFAS No. 141, “Business Combinations” and Accounting Principals Board (“APB”) Opinion No. 16, “Business Combinations,” and concluded that this transaction should be accounted for as a transaction between entities under common control. Accordingly, upon the consummation of this agreement, the Company reclassified approximately $4.6 million recorded as investment from parent company to additional paid-in capital. In addition, the Company recorded the $6.3 million note payable to Saflink as a debit to additional paid-in capital to the extent that investment from parent company was zero and recorded the $1.7 million remaining balance to accumulated deficit.

5. Stockholders’ Equity and Convertible Promissory Notes

April 2007 Promissory Notes

On April 16, 2007, the Company issued approximately $3.5 million of Notes in a private placement. The Notes accrued interest at a rate of 8% per year and were scheduled to be due April 1, 2008, if not converted by the Company. The aggregate consideration for the Notes consisted of net cash proceeds of approximately $1.5 million, which is net of issuance costs of approximately $223,000, the assignment to the Company of approximately $1.6 million of outstanding 8% convertible debentures issued by Saflink Corporation, and the assignment to the Company of a $140,000 promissory note also issued by Saflink Corporation to a related party. The issuance costs related to these promissory notes were recorded as a long-term asset at the time of issuance and were amortized over the term of the Notes to interest expense. The Notes were to be automatically converted at a 10% discount into equity upon the completion of an equity offering or series of offerings that yields the Company gross proceeds of at least $6.0 million, which occurred on August 24, 2007. Upon conversion of the Notes to equity on August 24, 2007, the Company reclassified $140,000 of unamortized issuance costs to additional paid-in capital on the Company’s balance sheets.

The Company applied the guidance of Emerging Issue Task Force (“EITF”) No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF No. 00-27, “Application of Issue No. 98-5 Certain Convertible Instruments” and concluded that the beneficial conversion feature contained in the Notes is a contingent event and the Company was unable to calculate the number of shares that would be issued upon conversion of the Notes as of the issuance date of April 16, 2007. On July 3, 2007, upon the closing of the Company’s initial issuance of its Series A preferred stock, the Company was able to calculate the number of shares to be issued upon conversion of the Notes issued on April 16, 2007. The Company calculated the intrinsic value of the beneficial conversion feature contained within the Notes to be approximately $355,000, which was recorded as interest expense during July 2007.

Series A Preferred Stock Issuances

On July 3, 2007, the Company raised $4.7 million in gross proceeds through the private placement to accredited investors of approximately 522 shares of its Series A preferred stock and warrants to purchase shares of its common stock. The aggregate consideration for the preferred stock and common stock warrants consisted of approximately $4.4 million in cash and the assignment to the Company of approximately $166,000 of outstanding 8% convertible debentures issued by Saflink Corporation. Each share of preferred stock is convertible into 4,000 shares of common stock at a conversion price of $2.25 per common share. The Series A preferred stock has an 8% per year cumulative dividend, payable annually or upon conversion on a pro-rated basis. In connection with this financing, the Company issued to these investors Series A-1 warrants to purchase an aggregate of 1,042,969 shares of its common stock, at an exercise price of $3.00 per share, and Series A-2 warrants to purchase an aggregate of 1,042,969 shares of its common stock, at an exercise price of $4.00 per share. Both series of warrants are exercisable a period five years and contain customary anti-dilution provisions. Concurrent with this financing, the Company conducted a 1,793,118-for-100 split of its common stock pursuant to which it issued 1,793,118 shares of its common stock to Saflink.

On August 24, 2007, the Company raised an additional $4.5 million in gross cash proceeds through the private placement to accredited investors of approximately 494 shares of its Series A preferred stock and warrants to purchase shares of its common stock. In connection with this closing, the Company issued to these investors Series A-1 warrants to purchase an aggregate of 988,666 shares of its common stock, at an exercise price of $3.00 per share, and Series A-2 warrants to purchase an aggregate of 988,666 shares of its common stock, at an exercise price of $4.00 per share.

On August 24, 2007, upon closing sales of its Series A preferred stock for an aggregate amount in excess of $6.0 million, the Company triggered the automatic conversion at a 10% discount of the convertible promissory notes sold in April 2007. Upon closing these sales, the outstanding balance of $3.6 million of principal and accrued but unpaid interest related to the convertible promissory notes was automatically converted into approximately 445 shares of the Company’s Series A preferred stock. In connection with this conversion, the Company issued to these investors Series A-1 warrants to purchase an aggregate of 890,399 shares of its common stock, at an exercise price of $3.00 per share, and Series A-2 warrants to purchase an aggregate of 890,399 shares of its common stock, at an exercise price of $4.00 per share.

Also on August 24, 2007, the Company canceled and applied the approximately $1.9 million in assigned debt from previous financing rounds against the principal balance of the note payable due to Saflink and paid Saflink the approximately $2.2 million remaining balance in cash, which satisfied the note in full.

On September 13, 2007, in the final closing of the Series A preferred stock financing, the Company raised an additional $197,000 in gross cash proceeds through the private placement to accredited investors of approximately 22 shares of its Series A preferred stock and warrants to purchase shares of its common stock. In connection with this closing, the Company issued to these investors Series A-1 warrants to purchase an aggregate of 43,777 shares of its common stock, at an exercise price of $3.00 per share, and Series A-2 warrants to purchase an aggregate of 43,777 shares of its common stock, at an exercise price of $4.00 per share.

The foregoing issuances of Series A preferred stock resulted in the Company issuing an aggregate of approximately 1,483 shares of its Series A preferred stock at a price of $9,000 per share, Series A-1 warrants to purchase up to an aggregate of 2,965,811 shares of its common stock at an exercise price of $3.00 per share, and Series A-2 warrants to purchase up to an aggregate of 2,965,811 shares of its common stock at an exercise price of $4.00 per share. The Company also issued warrants to purchase up to an aggregate of 1,186,316 shares of its common stock at an exercise price of $2.25 per share to the placement agents for services rendered in connection with the Company’s financings. Each of the investor and placement agent warrants expires five years from the date of issuance. Total issuance costs associated with the Series A financings were approximately $2.1 million, which included a $1.1 million non-cash estimated fair value for the placement agent warrants and $1.0 million in placement agent and legal fees. Of the net proceeds of $12.0 million raised through the issuance of the Company’s Series A preferred stock, which is net of $1.0 million in direct cash issuance costs, the Company allocated $4.6 million to the Series A preferred stock, $3.7 million to the beneficial conversion feature, and $3.7 million to the Series A-1 and the Series A-2 warrants. The Company determined the fair value of the investor and placement agent warrants by using a Black-Scholes option valuation model, assuming an estimated fair value for its common stock, an expected dividend yield of 0.0%, a risk-free interest rate of approximately 5%, expected volatility of 100%, and an estimated life of 5 years.

The Company applied guidance from SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” and determined that the Series A preferred stock should be classified as equity in the Company’s balance sheet. In accordance with EITF Issue 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,” the Company evaluated if the Series A preferred stock had a beneficial conversion feature and determined that the effective conversion price was less than the $2.25 conversion price. The beneficial conversion feature was calculated to be approximately $3.7 million.

Series A Preferred Stock Conversion Feature and Cumulative Dividend

The Series A preferred stock issued by the Company contains a mandatory conversion feature by which each share of the Series A preferred stock will automatically be converted into shares of common stock upon the earlier of: (i) the date on which the Company’s common stock has had a minimum closing bid price of at least $7.00 per share for 20 consecutive trading days (subject to an effective registration statement under the Securities Act of 1933, as amended, covering the resale of the shares of common stock issuable upon conversion of the Series A preferred stock), (ii) certain change-of-control transaction or (iii) the completion of an offering of the Company’s equity securities yielding gross proceeds to the Company of at least $10 million.

Holders of the Company’s Series A preferred stock are entitled to receive dividends at an annual rate of 8% of the original issue price, which was $9,000 per share. Dividends are payable on the 15th of each June, are cumulative whether or not they are declared, and compound (if not paid within five days of the required payment date) on June 15th of each year. The Company may pay the dividends on its Series A preferred stock either in cash or in shares of its common stock, at the Company’s option (subject to certain conditions), based on the market value of its common stock at the time the dividend becomes payable.

6. Comprehensive Loss

For the years ended December 31, 2007, and 2006, the Company had no components of other comprehensive loss; accordingly, total comprehensive loss equaled the net loss for the respective periods.

7. Segment Information

In accordance with SFAS No. 131, “Disclosure About Segments of an Enterprise and Related Information,” operating segments are defined as revenue-producing components of an enterprise for which discrete financial information is available and whose operating results are regularly reviewed by the Company’s chief operating decision maker. The Company’s management and chief operating decision maker review financial information on a consolidated basis and, therefore, the Company operated as single segment for all periods presented.

8. Pro Forma Net Loss Per Share

On March 20, 2007, the Company issued 100 shares of its common stock to Saflink Corporation for $1.00. On July 3, 2007, the Company conducted a 1,793,118-for-100 stock split pursuant to which it issued 1,793,118 shares of its common stock to Saflink Corporation. As of December 31, 2007, there were no other issuances of the Company’s common stock. The pro forma net loss per common share data is computed assuming the 1,793,118 shares of common stock were issued on the first day of the periods presented. The pro forma basic net loss per common share is computed on the basis of the weighted average number of common shares outstanding for the period. Diluted net loss per common share is computed on the basis of the weighted average number of common shares plus dilutive potential common shares outstanding. Dilutive potential common shares are calculated under the treasury stock method. Securities that could potentially dilute basic income per share consist of outstanding preferred stock and common stock warrants. As the Company had a net loss in all of the periods presented, basic and diluted net loss per common share are the same. All potentially dilutive securities were excluded from the calculation of dilutive net loss per share as their effect was anti-dilutive.

9. Provision for Income Taxes

For income tax purposes, the Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized.

In July 2006, the FASB issued FIN No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. This pronouncement prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in the Company’s tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN 48 were for us beginning January 1, 2007. The adoption of FIN 48 did not have a material impact on the Company’s financial statements.

Income Taxes

For periods prior to July 3, 2007, the Company was part of the Saflink consolidated group of corporations. For periods after July 3, 2007, the company is a stand alone corporation. For purposes of these financial statements, the company has been treated entirely as a stand alone corporation.

Income tax expense (benefit) differed from the amounts computed by applying the U.S. federal income tax rate of 34% to loss before income taxes as a result of the full valuation allowance recorded against deferred tax assets.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

	2007	2006
Deferred tax assets:
Net operating loss carryforwards	$3,238	$1,244
Fixed Assets	4	2
Accrued Expense	32	—
Total deferred tax assets	3,274	1,246
Valuation allowance	(3,274)	(1,246)
Deferred tax asset, net	$—	$—

Due to the uncertainty of the Company’s ability to generate taxable income to realize its net deferred tax assets at December 31, 2007 and 2006, a full valuation allowance has been recognized for financial reporting purposes. The Company’s valuation allowance for deferred tax assets increased by $2,027,741 and $1,097,501 during the years ended December 31, 2007 and 2006, respectively. The increase in the deferred tax assets in 2007 and 2006 was primarily the result of increasing net operating loss carryforwards.

At December 31, 2007, the Company had federal net operating loss carryforwards of approximately $9,523,000 for income tax reporting purposes, which begin to expire in 2025. The Company’s ability to utilize the carryforwards may be limited in the event of an ownership change as defined in current income tax regulations.

10. Subsequent Events

Amendment to Unisys Asset Purchase Agreement

On February 28, 2008, March 24, 2008, and April 2, 2008, the Company amended its asset purchase agreement with Unisys Corporation under which it agreed to purchase certain assets related to Unisys’s rtGO Registered Traveler business to reduce the total purchase price to $5.25 million and to extend to April 30, 2008 the date on which either party to the agreement may terminate the agreement if the transaction has not closed as of that date. In connection with the amendments, the Company remitted to Unisys a deposit of $2.2 million, all of which is to be applied to the total purchase price of $5.25 million. The Company has agreed that if the transaction has not occurred on or before April 30, 2008, the Company shall forfeit and Unisys shall be entitled to retain the $2.2 million deposit.

Each party’s obligation to complete the transaction continues to remain subject to the satisfaction or waiver of various conditions, including but not limited to the Company’s obtaining financing or other sources of capital sufficient to enable us to pay the purchase price. The Company expects to complete the acquisition as soon as possible after all conditions to the acquisition in the asset purchase agreement are satisfied or waived, which the Company currently believes will be prior to April 30, 2008. However, it is possible that factors outside of the Company’s control could require it to complete the acquisition at a later time or not to complete it at all.

Convertible Note Financing

On April 3, 2008, the Company completed an initial closing of its private placement to accredited investors of 12% senior convertible notes. The notes the Company issued in connection with the initial closing were for an aggregate amount of approximately $1.6 million in principal and are due April 3, 2010. In connection with the initial closing, the Company also issued warrants to purchase up to 1,590,511 shares of its common stock at an exercise price of $0.75 per share and warrants to purchase up to 1,590,511 shares of its common stock at an exercise price of $0.60 per share. The warrants are exercisable for a period of five years or, in the case of the $0.60 warrants, the earlier of five years or nine months after the date that a registration statement covering the resale of the underlying shares under the Securities Act of 1933 is declared effective by the SEC. The accounting for this financing transaction is currently being evaluated.

Registered Traveler Solutions

FLO Corporation

29,913,288 Shares of Common Stock

Prospectus

July 11, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission, or SEC, registration fees.

To be Paid by the Registrant
SEC registration fees	$270.39
Legal fees and expenses	$100,000
Accounting fees and expenses	$20,000
Printing and engraving expenses	$5,000
Transfer agent’s fees	$5,000
Miscellaneous fees and expenses	$4,729.61

Total	$135,000

Item 14.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, as amended, or DGCL, allows a corporation to eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies if (i) such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

Our amended and restated certificate of incorporation states that, to the fullest extent permitted by the DGCL, no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as director.

Our bylaws provide that we shall, to the fullest extent authorized by the DGCL, indemnify any person who was or is made a party or threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was our director or officer or is or was serving at our request as a director or officer of another corporation, or as a controlling person of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer, against all expenses, liability or loss reasonably incurred or suffered by such person in connection with such action, suit or proceeding. Our bylaws also provide that we may enter into one or more agreements with any director, officer, employee or agent of ours, or any person serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, that provides for indemnification rights equivalent to or, if our board of directors so determines, greater than, those provided for in such bylaws.

We maintain a liability insurance policy pursuant to which our directors and officers may be indemnified against liability incurred for serving in their capacities as directors and officers, subject to certain exclusions.

See also the undertakings set out in response to Item 17 herein.

Item 15.	Recent Sales of Unregistered Securities.

In connection with our formation, on March 20, 2007, we issued 100 shares of our common stock to Saflink Corporation, or Saflink, for aggregate cash consideration of $1. We relied on the exemption from securities registration set forth in Section 4(2) of the Securities Act of 1933, as amended, or the Securities Act, in connection with this transaction. On July 3, 2007, we conducted a 1,793,118-for-100 stock split pursuant to which we issued 1,793,118 shares of our common stock to Saflink.

On April 16, 2007, we acquired all of Saflink’s Registered Traveler assets and certain liabilities related to its Registered Traveler business, in exchange for a promissory note with a principal amount of $6.3 million and accruing interest at 8% per annum. In connection with the asset transfer, we issued approximately $3.5 million of convertible promissory notes accruing interest at 8% per annum in a private placement to accredited investors. The aggregate consideration for the notes consisted of approximately $1.8 million in cash and the assignment to us of approximately $1.7 million of Saflink’s outstanding 8% convertible debentures. We relied on the exemption from securities registration set forth in Section 4(2) of the Securities Act, and Regulation D promulgated thereunder, in connection with these sales.

On July 3, 2007, we raised approximately $4.7 million through the private placement of shares of our Series A preferred stock to accredited investors. The aggregate consideration for the preferred stock consisted of approximately $4.5 million in cash, and the assignment to us of $166,667 of Saflink’s outstanding 8% convertible debentures. On August 24, 2007, we raised approximately $4.4 million in cash through the private placement of shares of our Series A preferred stock to accredited investors. On September 13, 2007, we raised approximately $197,000 in cash through the private placement of shares of our Series A preferred stock to accredited investors. We relied on the exemption from securities registration set forth in Section 4(2) of the Securities Act, and Regulation D promulgated thereunder, in connection with these sales.

In connection with our Series A preferred stock financings, the convertible promissory notes we issued in April 2007 automatically converted into shares of our Series A preferred stock. We also issued warrants to purchase an aggregate of 5,931,622 shares of our common stock to the purchasers of our Series A preferred stock and to the purchasers of the convertible promissory notes upon the conversion of the notes. In addition, we issued warrants to purchase an aggregate of 1,186,316 shares of our common stock to the placement agents in the financings. We relied on the exemption from securities registration set forth in Section 4(2) of the Securities Act, and Regulation D promulgated thereunder, in connection with these sales.

From April to May, 2008, in a private placement to accredited investors, we issued approximately $7.1 million in principal amount of our 12% senior convertible notes due 2010 together with warrants to purchase up to 8,918,661 million shares of our common stock at an exercise price of $0.75 per share and warrants to purchase up to 7,134,931 million shares of our common stock at an exercise price of $0.60 per share. In connection with the convertible note financing, we issued to the placement agents warrants to purchase an aggregate of 2,497,225 shares of common stock. We relied on the exemption from securities registration set forth in Section 4(2) of the Securities Act, and Regulation D promulgated thereunder, in connection with these sales.

Certain investors who were then holders of shares of our Series A preferred stock purchased senior convertible notes in an amount at least equal to 30% of the stated value of such holder’s shares of Series A preferred stock. Upon the final closing of the convertible note financing on May 21, 2008, we (i) exchanged each such holder’s shares of Series A preferred stock (together with the dividends accrued thereon) for shares of our Series B preferred stock, (ii) issued each such holder warrants to purchase a number of shares of our common stock equal to the whole dollar amount of the stated value of such holder’s shares of Series A preferred stock plus such accrued dividends at an exercise price of $0.60 per share, and (iii) amended each such holder’s Series A-1 warrants and Series A-2 warrants to reduce the exercise prices from $3.00 to $1.50, and from $4.00 to $2.00, respectively. The remaining holders of our Series A preferred stock, who did not purchase the convertible notes, received common stock in exchange for their outstanding shares of Series A preferred stock (together with the dividends accrued thereon), at an exchange rate of $0.80 per share of common stock, and warrants to purchase a number of shares of common stock equal to the whole dollar amount of the stated value of such holder’s shares of Series A preferred stock plus such accrued dividends at an exercise price of $0.60 per share. In addition, we amended each such holder’s Series A-1 warrants and Series A-2 warrants to reduce the exercise prices from $3.00 to $1.50, and from $4.00 to $2.00, respectively. We relied on the exemption from securities registration set forth in Section 4(2) of the Securities Act, and Regulation D promulgated thereunder, in connection with these sales.

Item 16.	Exhibits.

The following exhibits are filed with this registration statement:

Exhibit No.	Description	Filed Herewith	Incorporated by Reference
			Form	Exhibit No.	File No.	Filing Date
3.1	Amended and Restated Certificate of Incorporation		10-SB	3.1	000-52851	Nov. 29, 2007

3.2	Bylaws		10-SB	3.2	000-52851	Nov. 29, 2007

3.3	Certificate of Designations of Series B Preferred Stock		8-K	3.1	000-52851	April 8, 2008

3.4	Certificate of Amendment of Certificate of Designations of Series B Preferred Stock		8-K	3.1	000-52851	May 28, 2008

4.1	Registration Rights Agreement, dated as of July 3, 2007, and Amendment No. 1 thereto		10-SB	4.1	000-52851	Nov. 29, 2007

4.2	Form of Series A-1 Warrant and Series A-2 Warrant		10-SB	4.2	000-52851	Nov. 29, 2007

4.3	Form of Amended Series A-1 Warrant		8-K	4.4	000-52851	April 8, 2008

4.4	Form of Amended Series A-2 Warrant		8-K	4.5	000-52851	April 8, 2008

Exhibit No.	Description	Filed Herewith		Incorporated by Reference
				Form	Exhibit No.	File No.	Filing Date
4.5	Form of Placement Agent Warrant			10-SB	4.3	000-52851	Nov. 29, 2007

4.6	Form of 12% Senior Convertible Note			8-K	4.1	000-52851	May 14, 2008

4.7	Form of Note Warrant			8-K	4.2	000-52851	April 8, 2008

4.8	Form of Short-Term Warrant			8-K	4.3	000-52851	April 8, 2008

4.9	Promissory Note due August 8, 2009 issued to Unisys Corporation			8-K	4.6	000-52851	May 14, 2008

5.1	Opinion of DLA Piper US LLP	X	†

10.1	Asset Purchase and Contribution Agreement, dated as of April 16, 2007, by and between FLO Corporation and Saflink Corporation			10-SB	10.1	000-52851	Nov. 29, 2007

10.2	Transition Services Agreement, dated as of April 16, 2007, by and between FLO Corporation and Saflink Corporation			10-SB	10.2	000-52851	Nov. 29, 2007

10.3	2007 Equity Incentive Plan and related agreements*			10-SB	10.3	000-52851	Nov. 29, 2007

10.4	Employment Agreement, dated as of May 29, 2007, by and among FLO Corporation and Luke Thomas*			10-SB	10.4	000-52851	Nov. 29, 2007

10.5	Employment Agreement, dated as of March 31, 2007, by and among FLO Corporation and Fred Fischer*			10-SB	10.5	000-52851	Nov. 29, 2007

10.6	Employment Agreement, dated as of November 28, 2007, by and between FLO Corporation and Glenn L. Argenbright*			10-SB	10.9	000-52851	Nov. 29, 2007

10.7	Employment Agreement, dated as of May 27, 2008, by and between FLO Corporation and William M. Lutz*			8-K	10.2	000-52851	May 28, 2008

10.8	Asset Purchase Agreement, dated as of October 5, 2007, by and between FLO Corporation and Unisys Corporation			10-SB	10.6	000-52851	Nov. 29, 2007

10.9	Software Development Agreement, dated as of May 29, 2007, by and between FLO Corporation and International RAM Associates			10-SB	10.7	000-52851	Nov. 29, 2007

10.10	Consulting Agreement, dated as of June 8, 2007, by and between FLO Corporation and Business Travel Coalition, Inc.			10-SB	10.8	000-52851	Nov. 29, 2007

10.11	Amendments Nos. 1–4 to Asset Purchase Agreement between FLO Corporation and Unisys Corporation			10-K	10.8	000-52851	April 15, 2008

10.12	Amendment No. 5 to Asset Purchase Agreement between FLO Corporation and Unisys Corporation			8-K	10.5	000-52851	May 14, 2008

Exhibit No.	Description	Filed Herewith		Incorporated by Reference
				Form	Exhibit No.	File No.	Filing Date
10.13	Form of Note and Warrant Purchase Agreement by and among FLO Corporation and the Purchasers			8-K	10.1	000-52851	May 14, 2008

10.14	Exchange Agreement between FLO Corporation and the parties listed on the signature pages thereto			8-K	10.2	000-52851	April 8, 2008

10.15	Registration Rights Agreement between FLO Corporation and the Purchasers listed on the signature pages thereto			8-K	10.3	000-52851	April 8, 2008

10.16	Engagement Agreement by and between FLO Corporation and Burnham Hill Partners, a division of Pali Capital			8-K	10.4	000-52851	May 14, 2008

10.17	Intellectual Property License Agreement, dated as of May 8, 2008, between FLO Corporation and Unisys Corporation			8-K	10.6	000-52851	May 14, 2008

10.18	Services Agreement, dated as of May 8, 2008, between FLO Corporation and Unisys Corporation			8-K	10.7	000-52851	May 14, 2008

10.19	Subscription Renewal Fee Agreement, dated as of May 8, 2008, between FLO Corporation and Unisys Corporation			8-K	10.8	000-52851	May 14, 2008

10.20	Summary of Director Compensation Arrangement (included in Part I, Management section of this Registration Statement)	X

10.21	Terminal Space Lease, dated as of May 1, 2007, between Reno-Tahoe Airport Authority and FLO Corporation, as assignee of Unisys Corporation	X

10.22	Services and Escrow Agreement, dated as of May 8, 2008, between FLO Corporation and International RAM Associates LLC	X

11	Statement re Computation of Per Share Earnings (see Note 3 of Notes to 2007 and 2006 Audited Financial Statements)	X

21	Subsidiaries			10-K	21	000-52851	April 15, 2008

23.1	Consent of Independent Registered Public Accounting Firm	X

23.2	Consent of DLA Piper US LLP (included in Exhibit 5.1)	X	†

24	Power of Attorney (included on signature page of this registration statement)	X

*	Compensatory plan or arrangement
†	To be filed by amendment

Item 17.	Undertakings.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 15 of this registration statement or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Seattle, State of Washington, on July 9 , 2008.

FLO CORPORATION

By:	/S/ GLENN L. ARGENBRIGHT
Glenn L. Argenbright Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Glenn L. Argenbright and William M. Lutz, and each of them acting alone, with full power of substitution and resubstitution and full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and all documents in connection therewith (including all post-effective amendments and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act), with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ GLENN L. ARGENBRIGHT Glenn L. Argenbright	Chief Executive Officer and Director (Principal Executive Officer)	July 9, 2008

/S/ WILLIAM M. LUTZ William M. Lutz	President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	July 8, 2008

/S/ STEVEN M. OYER Steven M. Oyer	Director	July 7, 2008

/S/ KEVIN M. MITCHELL Kevin M. Mitchell	Director	July 8, 2008

/S/ PAUL R. ARONSON Paul R. Aronson	Director	July 10, 2008

INDEX TO EXHIBITS

Exhibit No.	Description	Filed Herewith		Incorporated by Reference
				Form	Exhibit No.	File No.	Filing Date
3.1	Amended and Restated Certificate of Incorporation			10-SB	3.1	000-52851	Nov. 29, 2007

3.2	Bylaws			10-SB	3.2	000-52851	Nov. 29, 2007

3.3	Certificate of Designations of Series B Preferred Stock			8-K	3.1	000-52851	April 8, 2008

3.4	Certificate of Amendment of Certificate of Designations of Series B Preferred Stock			8-K	3.1	000-52851	May 28, 2008

4.1	Registration Rights Agreement, dated as of July 3, 2007, and Amendment No. 1 thereto			10-SB	4.1	000-52851	Nov. 29, 2007

4.2	Form of Series A-1 Warrant and Series A-2 Warrant			10-SB	4.2	000-52851	Nov. 29, 2007

4.3	Form of Amended Series A-1 Warrant			8-K	4.4	000-52851	April 8, 2008

4.4	Form of Amended Series A-2 Warrant			8-K	4.5	000-52851	April 8, 2008

4.5	Form of Placement Agent Warrant			10-SB	4.3	000-52851	Nov. 29, 2007

4.6	Form of 12% Senior Convertible Note			8-K	4.1	000-52851	May 14, 2008

4.7	Form of Note Warrant			8-K	4.2	000-52851	April 8, 2008

4.8	Form of Short-Term Warrant			8-K	4.3	000-52851	April 8, 2008

4.9	Promissory Note due August 8, 2009 issued to Unisys Corporation			8-K	4.6	000-52851	May 14, 2008

5.1	Opinion of DLA Piper US LLP	X	†

10.1	Asset Purchase and Contribution Agreement, dated as of April 16, 2007, by and between FLO Corporation and Saflink Corporation			10-SB	10.1	000-52851	Nov. 29, 2007

10.2	Transition Services Agreement, dated as of April 16, 2007, by and between FLO Corporation and Saflink Corporation			10-SB	10.2	000-52851	Nov. 29, 2007

10.3	2007 Equity Incentive Plan and related agreements*			10-SB	10.3	000-52851	Nov. 29, 2007

10.4	Employment Agreement, dated as of May 29, 2007, by and among FLO Corporation and Luke Thomas*			10-SB	10.4	000-52851	Nov. 29, 2007

10.5	Employment Agreement, dated as of March 31, 2007, by and among FLO Corporation and Fred Fischer*			10-SB	10.5	000-52851	Nov. 29, 2007

10.6	Employment Agreement, dated as of November 28, 2007, by and between FLO Corporation and Glenn L. Argenbright*			10-SB	10.9	000-52851	Nov. 29, 2007

10.7	Employment Agreement, dated as of May 27, 2008, by and between FLO Corporation and William M. Lutz*			8-K	10.2	000-52851	May 28, 2008

Exhibit No.	Description	Filed Herewith	Incorporated by Reference
			Form	Exhibit No.	File No.	Filing Date
10.8	Asset Purchase Agreement, dated as of October 5, 2007, by and between FLO Corporation and Unisys Corporation		10-SB	10.6	000-52851	Nov. 29, 2007

10.9	Software Development Agreement, dated as of May 29, 2007, by and between FLO Corporation and International RAM Associates		10-SB	10.7	000-52851	Nov. 29, 2007

10.10	Consulting Agreement, dated as of June 8, 2007, by and between FLO Corporation and Business Travel Coalition, Inc.		10-SB	10.8	000-52851	Nov. 29, 2007

10.11	Amendments Nos. 1–4 to Asset Purchase Agreement between FLO Corporation and Unisys Corporation		10-K	10.8	000-52851	April 15, 2008

10.12	Amendment No. 5 to Asset Purchase Agreement between FLO Corporation and Unisys Corporation		8-K	10.5	000-52851	May 14, 2008

10.13	Form of Note and Warrant Purchase Agreement by and among FLO Corporation and the Purchasers		8-K	10.1	000-52851	May 14, 2008

10.14	Exchange Agreement between FLO Corporation and the parties listed on the signature pages thereto		8-K	10.2	000-52851	April 8, 2008

10.15	Registration Rights Agreement between FLO Corporation and the Purchasers listed on the signature pages thereto		8-K	10.3	000-52851	April 8, 2008

10.16	Engagement Agreement by and between FLO Corporation and Burnham Hill Partners, a division of Pali Capital		8-K	10.4	000-52851	May 14, 2008

10.17	Intellectual Property License Agreement, dated as of May 8, 2008, between FLO Corporation and Unisys Corporation		8-K	10.6	000-52851	May 14, 2008

10.18	Services Agreement, dated as of May 8, 2008, between FLO Corporation and Unisys Corporation		8-K	10.7	000-52851	May 14, 2008

10.19	Subscription Renewal Fee Agreement, dated as of May 8, 2008, between FLO Corporation and Unisys Corporation		8-K	10.8	000-52851	May 14, 2008

10.20	Summary of Director Compensation Arrangement (included in Part I, Management section of this Registration Statement)	X

10.21	Terminal Space Lease, dated as of May 1, 2007, between Reno-Tahoe Airport Authority and FLO Corporation, as assignee of Unisys Corporation	X

Exhibit No.	Description	Filed Herewith		Incorporated by Reference
				Form	Exhibit No.	File No.	Filing Date
10.22	Services and Escrow Agreement, dated as of May 8, 2008, between FLO Corporation and International RAM Associates LLC	X

11	Statement re Computation of Per Share Earnings (see Note 3 of Notes to 2007 and 2006 Audited Financial Statements)	X

21	Subsidiaries			10-K	21	000-52851	April 15, 2008

23.1	Consent of Independent Registered Public Accounting Firm	X

23.2	Consent of DLA Piper US LLP (included in Exhibit 5.1)	X	†

24	Power of Attorney (included on signature page of this registration statement)	X

*	Compensatory plan or arrangement
†	To be filed by amendment